Registration No. 333-70978
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                               Amendment No. 1 to

                                   FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                           RHEOMETRIC SCIENTIFIC, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

           Delaware                         3829                61-0708419
State or Other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer Incorporation or Organization) Classification Code Number) Identification No.)
                               -------------------
                               One Possumtown Road
                          Piscataway, New Jersey 08854
                                  732.560.8550
   ---------------------------------------------------------------------------
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
                               -------------------
                               Robert M. Castello
                                    Chairman
                           Rheometric Scientific, Inc.
                               One Possumtown Road
                          Piscataway, New Jersey 08854
                                  732.560.8550
--------------------------------------------------------------------------------
(Name, Address Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent for Service)
                               -------------------
                                 With copies to:
                                Paul Gluck, Esq.
                                     Dechert
                              30 Rockefeller Plaza
                            New York, New York 10112
                                  212.698.3500
                               -------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

The information in this prospectus is not complete and may be changed. Selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                              Subject to Completion
                  Preliminary Prospectus dated November 8, 2001

PROSPECTUS
                                1,429,644 Shares

                             [LOGO: RHEOMETRIC SCIENTIFIC]
                                  Common Stock

                                  ____________

     Investing in our common stock involves risks which are described in the "Risk Factors" section beginning on page 3 of this prospectus.

     We have prepared this prospectus to allow the selling stockholders we have identified herein, including their transferees, pledgees, donees and their successors, to offer for resale up to 1,389,882 shares of our common stock held by them.

     The shares offered by this prospectus could be sold in several ways, including in transactions on the American Stock Exchange, or otherwise, at prevailing market prices at the time of sale, or in privately negotiated transactions at prices agreed upon by the parties or through any other means described under the heading "Plan of Distribution" beginning on page 29. We cannot assure you that the selling stockholders will sell all or any portion of the common stock offered under this prospectus. Our Company is not selling any shares of common stock in this offering and therefore we will not receive any proceeds from any sale of shares offered by this prospectus. We are registering the shares of common stock offered in this prospectus to satisfy registration rights of the selling stockholders. We have agreed to pay for all expenses in connection with the registration of the shares offered in this prospectus.



     Our common stock is quoted on the American Stock Exchange under the symbol "RHM." On November 5, 2001, the closing sales price of our common stock on the American Stock Exchange was $2.45 per share.

     Our  principal   executive  office  is  located  at  One  Possumtown  Road,
Piscataway, NJ 08854, and our telephone number is 732.560.8550.

     No underwriter or any other person has been engaged to facilitate the sale of the shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be received by our company or placed in escrow, trust or any similar account.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 _____________

                The date of this prospectus is __________, 2001

                                TABLE OF CONTENTS
                                                                           Page
                                                                           -----

FORWARD-LOOKING STATEMENTS...................................................ii
PROSPECTUS SUMMARY............................................................1
RISK FACTORS..................................................................3
USE OF PROCEEDS...............................................................8
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................8
DIVIDEND POLICY...............................................................8
CAPITALIZATION................................................................9
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA..............................10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
    OPERATIONS...............................................................11
OUR BUSINESS.................................................................16
OUR MANAGEMENT...............................................................23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............25
SELLING STOCKHOLDERS.........................................................28
PLAN OF DISTRIBUTION.........................................................29
LEGAL MATTERS................................................................30
EXPERTS......................................................................30
WHERE YOU CAN FIND MORE INFORMATION..........................................31
INCORPORATION BY REFERENCE...................................................31
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................................F-1

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Factors that could contribute to these differences are discussed in the "Risk Factors" section beginning on page 3 of this prospectus, and elsewhere in this prospectus as well as in our previous filings with the SEC.

     In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

     You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus.

                                ________________

     The terms "Rheometric Scientific," "our" and "we," as used in this prospectus, refer to Rheometric Scientific, Inc. and its direct and indirect wholly-owned subsidiaries, Aviv Instruments, Inc., Axess Thermal Sciences Ltd., Protein Solutions Holdings, Inc., Protein Solutions, Inc., Rheometric Scientific F.E. Ltd., Rheometric Scientific France SARL, Rheometric Scientific GmbH and
Rheometric Scientific Limited, except where it is clear that the term refers only to the parent company.

     You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the financial statements and related notes, before making an investment decision.

                           Rheometric Scientific, Inc.

     We were originally incorporated under the name Rheometrics, Inc. in Kentucky in 1970. We reincorporated in New Jersey in 1981 and changed our name to Rheometric Scientific, Inc. in 1994. Subsequently, we reincorporated in Delaware on or about October 31, 2000.


     Rheometric Scientific designs, manufactures, markets, and services computer-controlled materials test systems used to make physical property measurements, such as viscosity, elasticity, and thermal analysis behavior, on various materials including, plastics, composites, petrochemicals, rubber, chemicals, paints, coatings, pharmaceuticals, cosmetics and foods. Our product offering, most of which is proprietary or patented, consists of rheological, viscosity and thermal analytical laboratory instruments used for research and product development; on-line rheological sensors for controlling and assuring product quality in various manufacturing processes; and integrated systems for direct on-line control of manufacturing processes. All systems combine special sampling technologies and multiple sensor technologies to provide various measurements for research, development and product quality. We have developed a proprietary software product that operates most of our instruments and develops sophisticated reporting for our customers. We sell our products worldwide, primarily to Fortune 500 and other leading international corporations, as well as independent research laboratories and educational and governmental institutions.

     Our principal executive office is located at One Possumtown Road, Piscataway, New Jersey 08854 and our telephone number is 732.560.8550. Our manufacturing operations are located in Piscataway and Lakewood, New Jersey. We also maintain sales offices in Virginia, England, France, Germany, Italy and Japan. We maintain a site on the World Wide Web at www.rheosci.com. The information on our Web site is not part of this prospectus.

                                  This Offering

Common stock offered for resale by the selling
stockholders .....................................  Up to 1,429,644 shares of common stock held by them.

Common stock to be outstanding immediately before
and after this offering..........................   24,840,161 shares.

Use of proceeds ..................................  We will not receive any of the proceeds from the resale of these securities.

Risk factors .....................................  An investment   in our       common    stock is subject to
                                                    significant   risks. You should carefully consider the
                                                    information  set forth  under the  heading  "Risk  Factors"
                                                    beginning on page 3 and the other  information  included in this  prospectus,  including our financial  statements  and related notes,  before  deciding to invest in shares of our common stock.

Dividend policy ..................................  We do not expect to pay dividends on our common stock in the  foreseeable  future.  We  anticipate  that all  future earnings, if any, generated from operations will be
                                                    retained to develop and expand our business.

Plan of distribution .............................  The shares of common stock offered for resale may be sold by the selling stockholders  pursuant to this prospectus in
                                                    the  manner  described    under the    heading   "Plan of
                                                    Distribution" beginning on page 29.

American Stock Exchange symbol .................... RHM.


                 Summary Historical Consolidated Financial Data

     The following summary historical consolidated financial data is qualified in its entirety by, and should be read in conjunction with, Rheometric
Scientific's consolidated financial statements and notes thereto included elsewhere in this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our summary historical consolidated financial data as of December 31, 1998 has been derived from our consolidated financial statements and has been audited by PricewaterhouseCoopers LLP but are not included elsewhere in this prospectus. Our summary consolidated financial data for the year ended December 31, 1998 has been derived from our consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, and are included elsewhere in this prospectus. Our summary historical consolidated financial data as of December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999 have been derived from our consolidated financial statements. These statements have been audited by Mahoney Cohen & Company, CPA, P.C., and are included elsewhere in this prospectus. The summary historical consolidated financial data as of June 30, 2001 and for the six months ended June 0, 2001 are derived from unaudited consolidated financial statements included elsewhere in this prospectus and include all adjustments, consisting only of normal and recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operation as of and for such period. The results for the six months ended June 30, 2001 are not necessarily indicative of the operating results to be expected for the entire year ending December 31, 2001.



Consolidated Statement of Operations Data:                    (in thousands)                   Six Months
                                                                                                  Ended
                                                         Year Ended December 31,                June 30,
                                           -------------------------------------------------- -------------
                                                 1998             1999              2000          2001
                                           ---------------- ----------------  --------------- -------------

Sales                                      $       30,608   $       28,363    $       29,883   $   15,041

Operating Income/(Loss)                    $        1,099   $       (2,667)   $        2,025   $      183

Net Income/(Loss)                          $       (1,144)  $       (5,138)   $           91   $     (887)


  Earnings/(loss) per share
  Basic                                             (0.09)           (0.39)             0.00       (0.04)
  Diluted                                           (0.09)           (0.39)             0.00       (0.04)

  Shares used in computing net earning/(loss)
    per share
  Basic                                            13,162           13,162            18,937      23,139
  Diluted                                          13,162           13,162            22,959      23,139

                                                                 December 31,                    June 30,
                                           --------------------------------------------------  -------------
    Consolidated Balance Sheet Data:             1998             1999              2000           2001
                                           ---------------- ----------------  ---------------- -------------

Cash and cash equivalents..................$          488   $          265    $          786   $   1,058
Working capital............................         9,443            5,431             3,968       2,274
Total assets...............................        28,534           23,983            26,792      31,228
Long-term debt (including affiliate debt)..        14,185           14,447             6,395       6,261
Total shareholders' equity/(deficiency)....         1,765           (2,987)            4,841       6,582


                                  RISK FACTORS

     Investing in our common stock will provide you with an equity ownership interest in Rheometric Scientific. As one of our shareholders, your investment will be subject to risks inherent to our business. You should carefully consider the risks described below together with all of the other information included in or incorporated by reference into this prospectus before making an investment decision. If any of the events described in the following risk factors actually occurs, our business, financial condition or results of operations could be harmed. If any of these events occurs, the trading price of our common stock could decline and you may lose all or part of your investment.

RISKS PARTICULAR TO RHEOMETRIC SCIENTIFIC

We have had a history of operating losses

     We have a history of net losses and other than in fiscal 2000 have not been profitable in recent years and may not be profitable in the future. We incurred a net loss of approximately $887,000 for the six months ended June 30, 2001.

     We had a net profit of approximately $91,000 for the year ended December 31, 2000. This, however, represented our first full-year net profit since 1994. For the years ended December 31, 1999, 1998, 1997 and 1996, our net losses were approximately $5,138,000, $1,144,000, $2,329,000 and $6,347,000, respectively.

     In order to become profitable, we must successfully;

     o market and sell rheological and other process control products and services at volumes substantially above recent levels;

     o   sell evolving products for new and existing markets;

     o   increase gross margins;

     o   expand our distribution capability; and

     o   manage our operating expenses.

     We have not yet achieved these objectives at the necessary level. There can be no assurance that we will ever achieve these objectives or attain consistent profitability.

We are dependent upon external financing to fund operations

     Currently, we are dependent on external financing to fund operations. Our actual working capital needs will depend upon numerous factors, none of which can be predicted with certainty, including:

     o   the extent and timing of acceptance of our products in the market;

     o   our operating results;

     o   the cost of increasing our sales and marketing activities;

     o   the status of competitive products;

     o   the availability of financing sources; and

     o   the prevailing conditions in the financial markets.

     In March 2000, we obtained a credit facility with PNC Bank, National Association, however, there can be no assurance that any additional financing will be available to us on acceptable terms, or at all, when required by us. The inability to obtain such financing could have a material adverse effect on our business, financial condition and results of operations.



     In addition, our Revolving Credit, Term Loan and Security Agreement with PNC Bank contains various covenants including a financial covenant that generally requires us to maintain a fixed charge coverage ratio (as defined in the agreement) of .7 to 1 for the period ending June 30, 2000 and 1.1 to 1 thereafter. As of June 30, 2001 we were in violation of this financial covenant. On August 14, 2001, PNC Bank issued a waiver with respect to June 30, 2001 and amended the financial covenant for September 30, 2001 to .75 to 1. As of September 30, 2001, we were in compliance with the amended financial covenant. Should we fail to satisfy this financial covenant in the future, there can be no assurance that we will receive any additional waivers from PNC Bank. The Revolving Credit, Term Loan and Security Agreement is subject to customary event of default and acceleration provisions and is collateralized by substantially all of our assets. Thus, absent such a waiver, any failure to satisfy this financial condition in the future would have a material adverse effect on our business, financial condition and results of operations.

We may not be able to obtain additional capital to fund our existing and future operations.

     At June 30, 2001, we had approximately $1,058,000 in cash and cash equivalents. We believe that our available cash, our credit facility with PNC Bank and cash anticipated to be available from future operations, will enable us to meet our working capital requirements for at least the next 12 months. The development and marketing of new products, however, and the expansion of our business will require a significant commitment of resources. As a result, we may need to raise substantial additional capital. We may not be able to obtain additional capital at all, or upon acceptable terms. If we are unable to obtain additional capital on acceptable terms, we may be required to reduce the scope of our planned product development and marketing and sales efforts. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of additional securities could result in dilution to our existing stockholders. If additional funds are raised through the issuance of debt securities, their terms could impose additional restrictions on our operations.

Fluctuations in our quarterly results may adversely affect our stock price

     Many of our products are large systems that may require significant capital expenditures. Consequently, the timing of sales of these systems could affect our quarterly earnings. Further, our quarterly operating results may also vary significantly depending on a number of other factors including:

     o   the size, timing and shipment of individual orders;

     o   changes in pricing by us or our competitors;

     o   discount levels;

     o   seasonality of revenue;

     o   foreign currency exchange rates;

     o   the mix of products we sell;

     o the timing of the announcement, introduction and delivery of new product enhancements by us and our competitors; and

     o   general economic conditions.

     Generally, we recognize product revenues upon shipment of our products. Typically, we experience higher revenues in the second half of each year due to seasonality experienced by our rheological and finished materials quality control business primarily because customers tend to place their orders earlier in the year so that they can have the systems installed either during the vacation period in August or the holiday season in December. Because certain of our operating expenses are based on anticipated capacity levels and a high percentage of our expenses are fixed for the short term, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter. There can be no assurance that any of these factors will not have a material adverse effect on our business or results of operation.

Our success is dependent on our key personnel

     Our success depends to a significant extent upon a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on our business and prospects. We have not obtained and do not intend to obtain key-man life insurance policies for any key employee. We believe that our future success will depend in part on our ability to attract, motivate and retain highly skilled technical, managerial, marketing and sales personnel. Competition for such personnel is intense and there can be no assurance that we will be successful in attracting, motivating and retaining key personnel. The failure to hire and retain such personnel could materially adversely affect our business and results of operations.

International operations and international sales

     In 1998, 1999 and 2000, sales originating outside the U.S. accounted for 47%, 47% and 44%, respectively, of our total revenues. In addition, in 1998, 1999 and 2000, U.S. export sales accounted for 0.6%, 2.6% and 10%, respectively, of our total revenues. We anticipate that sales outside the U.S. and U.S. export sales will continue to account for a significant percentage of our total revenues. We intend to continue to expand our presence in international markets. International revenues are subject to a number of risks, including the following:

     o agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system;

     o   foreign customers may have longer payment cycles;

     o foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade;

     o   U.S. export licenses may be difficult to obtain;

     o the protection of intellectual property in foreign countries may be more difficult to enforce; and

     o fluctuations in exchange rates may affect product demand and may adversely affect the profitability in U.S. dollars of products and services provided by us in foreign markets where payment for our products and services is made in local currencies.

     Foreign operations are also subject to certain risks such as general economic conditions in the countries in which we operate, unexpected changes in regulatory requirements, compliance with a variety of foreign laws and regulations and overlap of different tax structures. Tax rates in certain foreign countries exceed that of the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions. There can be no assurance that any of these factors will not have a material adverse effect on our business and results of operations.

Competition

     We encounter competition in the sale of our rheological products and other materials characterization instruments and finished materials quality control products and software. We believe that the principal competitive factors affecting the market for process optimization products and systems include quality and reliability, accuracy, price, customer service and support, ease of use, distribution channels, technical features and compatibility with customers' manufacturing processes. Certain of our competitors have greater financial and other resources, manufacturing and marketing capabilities, technical staff and production facilities than we. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the promotion and sale of their products than we can. Further, competition with respect to all our products could increase if new companies enter the market or if existing competitors expand their product lines. There can be no assurance that our competitors will not develop or implement technology or other innovations more rapidly than we.

We may not have opportunities to acquire interests in additional companies

     We have acquired, and plan to continue to try to acquire, significant ownership interests in measurement instrument companies that complement our business strategy. However, we may be unable to identify companies that complement our strategy, and even if we identify a company that complements our strategy, we may be unable to acquire an interest in the company for many reasons, including:

     o a failure to agree on the terms of the acquisition, such as the amount or price of our acquired interest;

     o   incompatibility between us and management of the company;

     o   competition from other acquirers of measurement  instruments companies;
         and

     o   a lack of capital to acquire an interest in the company.

If we cannot acquire interests in attractive companies, our strategy to expand our business may not succeed.

Our business may be disrupted or adversely affected by future acquisitions

     In the future, we may acquire significant interests in companies, or we may seek to acquire 100% ownership of companies. These acquisitions may place significantly greater strain on our resources, ability to manage such companies and ability to integrate them into our existing business. Future acquisitions are subject to certain risks, including the following:

     o our acquisitions may cause a disruption in our ongoing support of our existing companies, distract our management and other resources and make it difficult to maintain our standards, controls and procedures;

     o   we may incur large and immediate write-offs;

     o we may incur impairment charges and amortization expenses related to goodwill and other intangible assets;

     o we may acquire interests in companies in measurement instruments markets in which we have little experience; and

     o   to fund future acquisitions we may be required to incur additional debt
         or  issue  equity  securities,   which  may  be  dilutive  to  existing
         shareholders.

RISKS RELATING TO THE MEASUREMENT INSTRUMENTS INDUSTRY

Dependence on capital spending policies

     Our customers include laboratories, universities and colleges, research facilities and businesses involved in the elastomer and polychemical industries. The capital spending policies of our customers can have a significant effect on the demand for our products. Such policies are based on a variety of factors, including the resources available to make such purchases, spending priorities and policies regarding capital expenditures. Any decrease in capital spending by our customers could have a material adverse effect on our business and results of operations. A recession in one or more markets could also cause a slowdown or reduction in capital spending.

Uncertainty of market acceptance of new products

     Certain of our products represent alternatives to traditional instruments and methods. As a result, such products may be slow to achieve, or may not achieve, market acceptance, as customers may seek further validation of the efficiency and efficacy of our technology. This is particularly true where the purchase of the product requires a significant capital commitment. Further, because process control systems are incorporated into a customer's production line, a decision to invest in these systems involves significant operating risks if the system fails or shuts down. We intend to expand our product base by adapting our proprietary technologies for new applications in broader industry segments including the pharmaceutical, agrochemical and industrial chemical industries. We believe that, to a significant extent, our growth prospects depend on the continuing acceptance by a broader group of customers and by broader industry segments of our new products and technologies. There can be no assurance that we will be successful in adapting our proprietary technologies for new applications, in obtaining these acceptances or, if obtained, that such acceptances will be sustained. Our failure to obtain and sustain such acceptances could have a material adverse effect on our plan for growth and on our business and results of operations.

Technological change and new products

     The market for rheological products and process optimization systems is characterized by changing technology, evolving industry standards and new product introductions. Our future success will depend in part upon our ability to enhance our existing products and to develop and introduce new products and technologies to meet changing customer requirements and to successfully serve broader industry segments. We are currently devoting significant resources toward the enhancement of our existing products and the development of new products and technologies. There can be no assurance that we will successfully complete these goals in a timely fashion or that our current or future products will satisfy the needs of the rheological products and process markets. Failure of our products to satisfy market needs could have a material adverse effect on our business and results of operation.

Proprietary rights

     Proprietary rights relating to our products will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. We have a number of U.S. patents and also own certain foreign patents in a number of jurisdictions throughout the world. There can be no assurance that any patents now or hereafter owned by us will afford protection against competitors. Proceedings initiated by us to protect our proprietary rights could result in substantial costs to us. There may also be pending or issued patents held by parties not affiliated with us that relate to our products or technologies. In the event that a claim relating to proprietary technology or information is asserted against us, we may need to acquire licenses to, or contest the validity of, any such competitor's proprietary technology. It is likely that significant funds would be required to contest the validity of any such competitor's proprietary technology. There can be no assurance that any license required under any such competitor's proprietary technology would be made available on acceptable terms or that we would prevail in any such contest. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate to prevent misappropriation of our technology or independent development by others of similar technology. In addition, the laws of some jurisdictions do not protect our proprietary rights to the same extent as the laws of the United States. There can be no assurance that these protections will be adequate.

Government regulations and approvals

     The market for certain of our products, both in the United States and abroad, is subject to or influenced by various domestic and foreign laws. We design, develop and market our products, in part, to meet customer needs created by existing and anticipated regulations, and any changes in these regulations may adversely affect consumer demand for our products.

RISKS RELATING TO THE OFFERING

Shares eligible for future sale by our current shareholders may decrease the price of our common stock

     If our shareholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants or upon the conversion of preferred stock, in the public market following the offering, then the market price of our common stock could fall. Restrictions under the securities laws and certain lock-up agreements limit the number of shares of common stock available for sale in the public market.


     As of November 5, 2001, our principal stockholder, Andlinger Capital XXVI LLC, was the beneficial owner of approximately 55.7% of our common stock and State Farm Mutual Automobile Insurance Company, our second largest stockholder was the beneficial owner of approximately 29.1% of our common stock. As long as Andlinger Capital XXVI is able to elect a majority of our board of directors, it will have the ability to cause us at any time to register for resale all or a portion of the common stock owned by Andlinger Capital XXVI. The holders of a substantial amount of our common stock (or warrants to acquire common stock), including Andlinger Capital XXVI and State Farm Mutual Automobile Insurance Company, have demand or piggyback rights to register for resale the common stock held by them.

     Additional shares of common stock issuable upon exercise of options granted under our stock-based compensation plans will become available for future sale in the public market at prescribed times. We have filed a registration statement in connection with our 1996 Stock Option Plan, which option plan provides for grants of options covering up to 500,000 shares of our common stock. We have adopted, and at the 2000 Annual Meeting of Stockholders our stockholders approved, our 2000 Stock Option Plan, which provides for grants of options covering up to 1,000,000 shares of common stock. We intend to file a registration statement covering these shares, and we may in the future adopt other stock option plans and/or file other registration statements regarding our stock option plans. After any of these registration statements are filed, common stock issued upon exercise of stock options under our benefit plans will be eligible for resale in the public market without restriction.

     Sales of a significant number of shares of common stock in the public market following this offering -- such as the shares owned by Andlinger Capital XXVI or State Farm Mutual Automobile Insurance Company or which may become available for sale under our stock based compensation plans -- could adversely affect the market price of our common stock.

The interests of certain of our significant shareholders may conflict with our interests and the interests of our other shareholders

     As a result of its ownership of our common stock, Andlinger Capital XXVI will be in a position to affect significantly our corporate actions such as mergers or takeover attempts in a manner that could conflict with the interests of our public stockholders.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult

     Our certificate of incorporation provides that our board of directors may issue preferred stock without shareholder approval. The issuance of preferred stock could make it more difficult for a third-party to acquire us without the approval of our board.

Our Common Stock price is trading above historical levels

     The market price of our common stock increased substantially over recent historical levels contemporaneously with the Andlinger Capital XXVI investment in our company in March 2000. There can be no assurance that our common stock will not return to trading prices more closely approximating historical levels.

     In the past, securities class action litigation has often been brought against a company following substantial increases or decreases in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

                                 USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the resale of the securities offered hereby. We will not receive any proceeds from the resale of such securities.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


     Our common stock is traded on the American Stock Exchange under the symbol "RHM." From February 1 to April 14, 1998, our common stock was traded on the Nasdaq SmallCap Market under the symbol "RHEM." On April 14, 1998, due to the expiration of an exception from the minimum bid price of the NASDAQ SmallCap Market, our common stock was moved to the OTC Bulletin Board. From April 14, 1998 to September 4, 2001, our common stock was traded on the OTC Bulletin Board under the symbol "RHEM." The table below presents the high and low closing sales prices per share for each quarter for the nine months ended September 30, 2001 and the years ended December 31, 2000 and 1999.

              9 Months Ended September 30,          12 Months Ended December 31,

              ----------------------------      --------------------------------
                         2001                     2000                1999
Quarter Ended      High         Low          High      Low       High       Low
-------------      ----         ---          ----      ---       ----       ---
March 31          $6.44       $2.44        $12.88    $0.28      $0.53     $0.19
June 30            5.40        3.20          9.88     3.81       0.34      0.17
September 30       7.00        3.95          5.88     3.25       0.44      0.19
December 31                                  4.63     1.88       0.66      0.25


     There were 156 shareholders of record of the common stock as of November 5, 2001. As of November 5, 2001, the closing price per share of our common stock was $2.45 as quoted on the American Stock Exchange.

                                 DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, for use in the operation of our business and to fund future growth. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be based upon our financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and any other factors that the board of directors feels are relevant.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the company as of June 30, 2001, and as adjusted to give effect to the conversion of 800 shares of our issued and outstanding preferred stock into 800,000 shares of our common stock and the issuance by our company of 65,762 shares of our common stock in exchange for the cancellation of short-term debt and accrued interest thereon, in each case after June 30, 2001.

                                                                                  JUNE 30, 2001
                                                                                  (in thousands)
                                                                       ACTUAL                    AS ADJUSTED


Short term debt                                                       $       9,994               $       9,794
                                                                       ============                ============

Long-term debt                                                        $       5,561               $       5,561
Long-term debt - affiliate                                                      700                         700

                                                                       ------------                ------------
      Long-term debt                                                          6,261                       6,261


Convertible Redeemable Preferred Stock                                          800                           0
                                                                      -------------               -------------


Shareholders' Equity
Preferred Stock, par value of $.01, authorized one million shares, issued and outstanding eight hundred shares at June 30, 2001
and none as adjusted                                                             --                          --
Common stock, par value of $.01,  authorized  49,000
shares;  issued  26,748  shares at June 30, 2001 and 27,614
shares as adjusted                                                              267                         276
Additional paid-in capital                                                   36,216                      37,222
Accumulated deficit                                                         (29,625)                    (29,625)
Treasury stock, at cost, 2,800 shares at June 30, 2001 and
as adjusted                                                                      --                          --
Accumulated other comprehensive  (loss)/income                                 (276)                       (276)
                                                                      -------------               -------------
      Total shareholders' equity                                              6,582                       7,597
                                                                      -------------               -------------

Total Capitalization                                                  $      13,643               $      13,858
                                                                      =============               =============


                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following selected historical consolidated financial data is qualified in its entirety by, and should be read in conjunction with, Rheometric
Scientific's consolidated financial statements and notes thereto included elsewhere in this prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected historical consolidated financial data as of December 31, 1998, 1997 and 1996 and for the years ended December 31, 1997 and 1996 are derived from financial statements that have been audited by PricewaterhouseCoopers LLP but are not included elsewhere in this prospectus. Our selected historical consolidated financial data for the year ended December 31, 1998 has been derived from our consolidated financial statements. These statements have been audited by PricewaterhouseCoopers LLP, and are included elsewhere in this prospectus. Our selected historical consolidated financial data as of December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999 have been derived from our consolidated financial statements. These statements have been audited by Mahoney Cohen & Company, CPA, P.C., and are included elsewhere in this prospectus. The selected historical consolidated financial data as of June 30, 2001 and 2000 and for the six months ended June 30, 2001 and 2000 are derived from unaudited financial statements included elsewhere in this prospectus and include all adjustments, consisting only of normal and recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operation as of and for such period. The results for the six months ended June 30, 2001 are not necessarily indicative of the operating results to be expected for the entire year ending December 31, 2001.



                                                          (in thousands)                          Six Months Ended
                                                       Year Ended December 31,                       June 30,
                                         -----------------------------------------------------  -------------------
                                            1996      1997       1998       1999      2000        2000       2001
                                         -----------------------------------------------------  -------------------

Sales  ................................. $41,115   $37,539    $30,608    $28,363   $29,883     $14,427    $15,041
Cost of sales...........................  22,240    20,728     17,196     17,448    15,721       7,608      8,272
                                         -----------------------------------------------------  -------------------
      Gross Margin                        18,875    16,811     13,412     10,915    14,162       6,819      6,769

Operating expenses
    Marketing and selling...............  10,537     9,122      8,522      8,896     8,010       3,910      4,130
    General and administrative (including
    amortization of intangibles)........   4,294     2,969      1,788      2,559     2,169       1,233      1,469
    Research & development..............   3,055     3,145      2,201      2,127     1,958       1,017        987
    Other (loss on leaseback, write off
    of intangibles, restructuring)......   4,806       940       (198)
                                         -----------------------------------------------------  -------------------
    Total operating expenses............  22,692    16,176     12,313     13,582    12,137       6,160      6,586
                                         -----------------------------------------------------  -------------------

Operating (loss)/income.................  (3,817)      635      1,099     (2,667)    2,025         659        183

Foreign currency (expense)/ income, net.      (5)     (437)       161       (123)     (620)       (183)      (382)
Interest (expense)/income, net..........  (2,437)   (2,346)    (2,284)    (2,105)   (1,305)       (622)      (688)
                                         -----------------------------------------------------  -------------------
Income (loss) before income taxes.......  (6,259)   (2,148)    (1,024)    (4,895)      100        (146)      (887)
Income taxes............................      88       181        120        243         9           3         --
                                         -----------------------------------------------------  -------------------
Net income/(loss)....................... $(6,347)  $(2,329)  $ (1,144)   $(5,138)  $    91        (149)      (887)
                                         =====================================================  ===================

Earnings/(loss) per share
    Basic...............................   (0.48)    (0.18)     (0.09)     (0.39)     0.00       (0.01)     (0.04)
    Diluted.............................   (0.48)    (0.18)     (0.09)     (0.39)     0.00       (0.01)     (0.04)

Shares used in computing net
earnings/(loss) per share
    Basic...............................  13,162    13,162     13,162     13,162    18,937      16,201     23,139
    Diluted.............................  13,162    13,162     13,162     13,162    22,959      16,201     23,139

                                       10


                                                                                                 Six Months Ended
                                                             December 31,                           June 30,

                                            1996      1997       1998       1999      2000        2000     2001
                                         -----------------------------------------------------  -------------------
Consolidated Balance Sheet Data:

Cash and cash equivalents............... $   486    $  297    $   488     $  265    $  786     $   844  $ 1,058
Working capital.........................   8,702     8,640      9,443      5,431     3,968       3,181    2,274
Total assets............................  36,045    35,434     28,534     23,983    26,792      22,337   31,228

Long-term debt
including affiliate.....................  12,880    13,359     14,185     14,447     6,395       6,680    6,261
Total shareholders' equity/(deficiency).   5,376     2,830      1,765     (2,987)    4,841       1,456    6,582


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under the heading "Risk Factors" and elsewhere in this prospectus. The following discussion should be read in conjunction with our consolidated financial statements and related notes thereto included elsewhere in this prospectus.

General

     Rheometric Scientific designs, manufactures, markets, and services computer-controlled materials test systems used to make physical property measurements, such as viscosity, elasticity, and thermal analysis behavior, on various materials including, plastics, composites, petrochemicals, rubber, chemicals, paints, coatings, pharmaceuticals, cosmetics and foods. Our product offering, most of which is proprietary or patented, consists of rheological, viscosity and thermal analytical laboratory instruments used for research and product development; on-line rheological sensors for controlling and assuring product quality in various manufacturing processes; and integrated systems for direct on-line control of manufacturing processes. All systems combine special sampling technologies and multiple sensor technologies to provide various measurements for research, development and product quality. We have developed a proprietary software product that operates most of our instruments and develops sophisticated reporting for our customers. We sell our products worldwide, primarily to Fortune 500 and other leading international corporations, as well as independent research laboratories and educational and governmental institutions.

Results of Operations

6 Months Ended June 30, 2001 vs. 6 Months Ended June 30, 2000

     Sales for the three- and six-month periods ended June 30, 2001 decreased $411,000 and increased $614,000 (or 5.3% and 4.3%), respectively, as compared to the corresponding periods in 2000. These figures include a decrease of $346,000 and $622,000 in sales for the three and six months ended June 30, 2001 due to less favorable currency rates in effect compared to the same periods last year. The increase in revenue for the six-month period ended June 30, 2001 resulted from an increase in the Americas, Europe and Japan of $104,000, $54,000 and $456,000, respectively. Included in the Americas are sales for the six-month period ended June 30, 2001 of $2,137,000 for Protein Solutions and Aviv which are not reflected in the prior periods. See "Our Business--Business Development, Organization and Acquisition Activities-Protein Solutions Acquisition and Aviv Acquisition" in this prospectus. The decrease in revenue for the three-month period ended June 30, 2001 represents a decrease in the Americas and Europe of $267,000 and $182,000 respectively, offset by an increase in Japan of $38,000. Included in the second quarter 2001 Americas sales are $1,200,000 of sales for Protein Solutions and Aviv which are not reflected in the prior period. The gross profit percentages for the three and six months ended June 30, 2001 were 43.8% and 45.0% respectively, compared to 47.9% and 47.3% over the same periods in the immediately prior year. The gross margin was unfavorably affected by product sales mix and higher fixed costs.

     Operating expenses for the three and six months ended June 30, 2001 increased by $73,000 and $426,000, respectively compared to the corresponding periods in the immediately prior year. However, 2001 year-to-date operating expenses include $752,000 of operating expenses for Protein Solutions and Aviv. For both the three-and six-month periods, operating expenses were favorably affected by foreign currency translation of $105,000 and

$195,000,   respectively.   Excluding   the   currency   effect and the  Protein
Solutions and Aviv expenses, operating expenses for the six months ended June 30, 2001 decreased by $131,000.

     Net interest expense for the three and six months ended June 30, 2001 increased $8,000 and $66,000 respectively, compared to the corresponding periods in the immediately prior year. These increases are the result of our company carrying higher loan balances.

     The foreign currency adjustments for the three and six months ended June 30, 2001 were losses of $155,000 and $382,000, respectively. The year-to-date adjustment was primarily due to transaction losses of $429,000 resulting from the French Franc, Japanese Yen, and German Mark against the U.S. Dollar. These were offset by a gain of $47,000 resulting from the British Pound against the U.S. Dollar.

     Net loss for the second quarter of 2001 was $523,000, compared to net income of $254,000 for the same period in 2000. This decline was the result of a decrease in sales of $411,000 and an increase in cost of sales of $89,000. This was accompanied by a $73,000 increase in operating expenses, a $7,000 increase in interest expense, and an increase in the currency loss of $197,000.

     Net loss in the first half of 2001 was $887,000, compared to a net loss of $149,000 for the same period in 2000. While sales increased $614,000 during the first half of 2001, cost of sales increased by $664,000. This decline in gross margin was primarily the result of product sales mix and higher fixed costs. Also contributing to the higher loss was an increase in operating expenses of $426,000, an increase in interest expense of $66,000, a decrease in tax expense of $3,000, and an increase in the currency loss of $199,000 as compared to the same period last year.

     Inherent in the our business is the potential for inventory obsolescence for older products as we develop new products. Obsolescence has historically related to parts inventory. We continuously monitor our exposure relating to excess and obsolete inventory and establish a reserve for such exposure. Our development efforts generally enhance existing products or relate to new markets for existing technology and therefore, existing products are generally not rendered obsolete.

12 Months Ended December 31, 2000 vs. 12 Months Ended December 31, 1999

     In the year ended December 31, 2000, we achieved sales of $29,883,000 compared to $28,363,000 for the same period in 1999. Domestic and European sales increased by 11.9% and 9.8%, respectively, while Japanese sales decreased by 13.4%. Included in the 2000 sales is the acquisition (effective November 17,
2000) of Protein Solutions, which accounted for $481,000 of domestic sales. Sales for 2000 were unfavorably affected by foreign exchange of $1,076,000 compared to 1999. Export sales decreased to 44% of consolidated sales, compared to 47% in 1999. Gross profit for the year ended December 31, 2000 was 47.4% of sales, compared to 38.5% for 1999. Gross profit in 1999 includes a charge for obsolete and slow moving product lines of $1,840,000. The charge in 1999 relates primarily to management's decision to scrap certain inventories based on the continued decline in the utilization of certain inventories related to our thermal business; without this charge gross profit in 1999 would have been 45.0%. The balance of the increase in gross profit versus 1999 (adjusted) relates to sales volume increases and product mix changes.

     Operating expenses decreased by $1,445,000 to $12,137,000 for the year ended December 31, 2000, compared to 1999. Our continued effort to maximize the efficiency of each department has contributed to a reduction in operating expenses in all areas. Exchange difference in 2000 versus 1999 on foreign expenses accounted for approximately $272,000 of the decrease.

     Interest expense decreased $800,000 for the period ended December 31, 2000 compared to 1999. This decrease is due to the elimination of affiliated interest expense, $1,020,000 in 1999, offset by increased bank interest of $220,000 versus 1999, due to our company carrying larger outstanding balances.

     Backlog as of December  31, 2000 and 1999 was  $1,500,000  and  $2,000,000,
respectively. We expect that all of the items in our backlog at December 31, 2000 will be delivered in the current calendar year.

     Net Income for the period ended December 31, 2000 was $91,000 compared to a loss of $5,138,000 in 1999. Included in the 1999 loss was a $1,840,000 charge to obsolescence, $285,000 of bank charges, and $1,020,000 of affiliate interest expense.

12 Months Ended December 31, 1999 vs. 12 Months Ended December 31, 1998

     In the year ended December 31, 1999, we achieved sales of $28,363,000 compared to $30,608,000 for the year ended December 31, 1998. Japanese sales remained flat, while domestic and European sales decreased 7.1% and 14.8%, respectively. Sales for 1999 were favorably affected by foreign exchange of $448,000 compared to 1998. Export sales remained at 47% of consolidated sales, compared to 1998. Gross profit for the year ended December 31, 1999 was 38.5% of sales, compared to 43.8% for the same period in 1998. Gross profit in 1999 includes a charge for obsolete and slow moving product lines of $1,840,000, compared to $738,000 in 1998. The increase in 1999 relates primarily to management's decision to scrap certain thermal business inventories based on the continued decline in their utilization.

     Operating expenses increased by $1,269,000 to $13,582,000 for the period ended December 31, 1999, compared to the corresponding period in 1998. Included in the 1998 amount is a reversal of $198,000 relating to the European restructuring from 1997. Excluding this one-time item, the increase for the period was $1,071,000. $285,000 of the increase relates to bank fees for extensions of our line of credit and charges for looking for new financing. Sales and marketing expenses increased by $374,000 as we redirect resources to these departments. Exchange difference in 1999 versus 1998 on foreign expenses accounted for approximately $137,000 of the increase.

     Interest expense decreased $179,000 for the period ended December 31, 1999 compared to the corresponding period in 1998. This decrease is due to carrying lower loan balances throughout the period.

     Backlog as of  December 31,  1999 and 1998 was $2,000,000  and  $2,335,000,
respectively.

Financing, Liquidity and Capital Resources

     The Revolving Credit, Term Loan and Security Agreement, dated as of March 6, 2000, between our company and PNC Bank, National Association provides for a total credit facility of $14,500,000, of which $13,000,000 is a working capital revolving credit facility with an initial three-year term expiring on March 6, 2003. The amount of available credit is determined by the level of certain eligible receivables and inventories. The line of credit bears interest at the prime rate, 6.75% at June 30, 2001. Additionally, the Revolving Credit, Term Loan and Security Agreement contains various covenants including a financial covenant that generally requires us to maintain a fixed charge coverage ratio (as defined in the agreement) of .7 to 1 for the period ending June 30, 2000 and
1.1 to 1 thereafter. As of June 30, 2001 we were in violation of this financial covenant. On August 14, 2001, PNC Bank issued a waiver with respect to June 30, 2001 and amended the financial covenant for September 30, 2001 to .75 to 1. As of September 30, 2001, we were in compliance with the amended financial covenant. The Revolving Credit, Term Loan and Security Agreement also includes a term loan in the amount of $1,500,000 to be repaid in 4 equal quarterly installments of $75,000, 23 monthly installments of $25,000 and a final payment of $625,000 due at maturity on March 6, 2003. The term loan bears interest at the prime rate plus 1.5 percent which is due monthly. The outstanding balance of the term loan obligation was $1,125,000 at June 30, 2001. The Revolving Credit, Term Loan and Security Agreement is subject to customary event of default and acceleration provisions and is collateralized by substantially all of our assets.

     At June 30, 2001, we had total borrowings under this working capital credit facility of $8,526,000, with remaining availability of approximately $661,000.

     On June 1, 2001, in connection with the Aviv acquisition, we and PNC Bank amended the Revolving Credit, Term Loan and Security Agreement to provide for a second term loan in the amount of $300,000. This second term loan is repayable in 48 monthly installments of $6,250 and bears interest at the prime rate plus 1.5% (8.25% at June 30, 2001).

     The current negative economic environment in our markets has the potential to adversely impact our liquidity in a variety of ways, including through reduced sales and potential inventory buildup. Our management has revised its sales forecasts and business plan in light of its view of current economic conditions, and believes that cash generated from operations and funds available under the Revolving Credit, Term Loan and Security Agreement should be sufficient to meet our working capital needs for at least the next 12 months. There can be no assurance, however, that a continued slowdown in the economy or other factors will not cause us to fail to meet management's revised forecasts, or otherwise result in liquidity concerns.

Cash Flows from Operations

     Net cash used in operating activities during the six months ended June 30, 2001 was $1,575,000. This compares to net cash provided by operating activities of $2,962,000 in the same period last year or a decrease of $4,537,000. From December 31, 2000 to June 30, 2001, inventories and other assets increased $1,573,000 and $21,000, respectively and accounts payable and accrued liabilities decreased $683,000. The loss for the period was $887,000. These outflows were offset by a decrease in accounts receivable and prepaid expenses and other current assets of $518,000 and $137,000, respectively. This was accompanied by non-cash depreciation and amortization charges of $497,000, a provision for inventory reserves of $89,000 and an unrealized currency loss of $348,000.

     Net cash provided by operating activities in the fiscal year ended December 31, 2000 was $1,682,000. This compares to net cash provided by operating activities in the fiscal years ended December 31, 1999 and 1998 of $828,000 and $4,109,000 respectively. The positive cash flow from operations in 2000 was comprised primarily of a decrease in accounts receivable of $571,000 as well as an increase in accounts payable and accrued liabilities of $248,000. This positive cash flow is offset by an increase in other assets and prepaid expenses of $326,000 and $146,000 respectively primarily as a result of prepaid bank charges related to the new credit line. Also contributing to this positive cash flow is non-cash depreciation and amortization charges of $999,000.

Cash Flows from Investing

     We made capital expenditures of $169,000 during the six months ended June 30, 2001 as compared to $68,000 during the same period in 2000. Cash acquired in excess of Aviv acquisition costs totaled $40,000. In connection with the acquisition of Protein Solutions, additional acquisition costs totaled $31,000 during the six months ended June 30, 2001. We made capital expenditures of $201,000, $115,000, and $144,000 respectively, in the fiscal years ended December 31, 2000, 1999 and 1998. In connection with the acquisition of Protein Solutions net cash used totaled $385,000. We currently have no major capital commitments.

Cash Flows from Financing

     Net cash provided by financing activities for the six months ended June 30, 2001 was $2,097,000. This compares to net cash used in financing activities of $2,339,000 in the same period last year. From December 31, 2000 to June 30, 2001 our borrowing against our accounts receivables and long-term debt increased $179,000 and $150,000, respectively. Our borrowing under line of credit agreements increased $1,899,000 and there were proceeds from issuance of common stock of $37,000. Offsetting these inflows was the repayment of our lease obligation totaling $118,000 and repayment of affiliate debt of $50,000.

     Net cash used in financing activities in the fiscal year ended December 31, 2000 was $960,000. This compares to net cash used in financing activities in the fiscal years ended December 31, 1999 and 1998 of $1,034,000 and $3,743,000 respectively. Our borrowing against our accounts receivables during the year ended December 31, 2000 decreased $594,000 while our borrowing under line of credit agreements increased $1,775,000. Repayments of long-term debt and the lease obligations totaled $419,000 for the period. In connection with the transactions under the Securities Purchase Agreement, long term debt increased $1,500,000 while the Mettler Toledo note decreased by $1,212,000. See "Our Business-Business Development, Organization and Acquisition Activities" in this prospectus. Axess Corporation debt decreased $8,226,000 as a result of repayment of $3,500,000, issuance of preferred stock of $1,000,000 and forgiveness of debt of $3,726,000. There were also net proceeds from issuance of common stock of $875,000. In connection with our acquisition of Protein Solutions, Andlinger Capital XXVI, exercised warrants for 1,000,000 shares of common stock at an aggregate exercise price of $1,000,000.

     At June 30, 2001, total borrowings under our working capital credit facility were $8,526,000, with remaining availability of approximately $661,000.

Recent Accounting Pronouncements

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), for fiscal years beginning after June 15, 2000. The provisions of SFAS 133 require all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS
133. In June 2000, the FASB issued SFAS 138, which amends certain provisions of SFAS 133. For interim periods beginning in 2001, we have adopted these standards.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB
101), which was adopted in the fourth quarter of 2000. As our accounting policies are consistent with the provisions of SAB 101, there was no impact on our financial statements.

     On June 29, 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations" (SFAS 141) was approved by FASB. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets, arising from these business combinations, will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary.

     On June 29, 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS 142) was approved by the FASB. SFAS 142 changes the accounting for goodwill and indefinite lived intangible assets from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations and indefinite lived intangible assets, will cease upon adoption of this statement. Identifiable intangible assets will continue to be amortized over their useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to be Disposed Of". We are required to implement SFAS 142 on January 1, 2002. If SFAS 142 had been in effect for the six-month period ended June 30, 2001, amortization expense related to goodwill and net loss would have been reduced by approximately $36,000; however, impairment reviews may result in future periodic write downs.

                                  OUR BUSINESS

Rheometric Scientific

     Rheometric Scientific Inc. designs,  manufactures,  and markets,  materials and macromolecular characterization instruments, including rheometers, viscometers, thermal analyzers, process control monitors, dynamic laser light scattering detectors, circular dichroism spectrometers, spectrofluorometers, spectrophotometers and advanced operational and analysis software.

     Our   traditional   business   spans  three  major   materials   evaluation
technologies: rheometry, viscometry, and thermal analysis.

     o Rheometry is the technology involved in making rheological measurements, based on the science of rheology, the study of the deformation and flow of materials. Rheometers are capable of measuring both elasticity and viscosity, in addition to other time- and temperature-dependant material characteristics.

     o Viscometry is a sub-set of rheometry, devoted to measuring only the viscosity of a fluid.

     o Thermal analysis is the science that measures the effects of thermal changes on materials.

     We serve an international market of Fortune 500 and other leading domestic and international corporations, independent research and academic institutions, and government agencies from our headquarters in Piscataway, New Jersey, and through our subsidiaries in the United Kingdom, Germany, France and Japan. We have an installed base of over 2,300 instruments.

     Protein Solutions Group

     The Protein Solutions Group of Rheometric Scientific is comprised of two business units that were acquired in 2000 and 2001, namely, Protein Solutions, Inc. and Aviv Instruments, Inc.

     Protein Solutions is a leading manufacturer and marketer of Dynamic Laser Light Scattering (DLS) instrumentation, software and services, and is a leader in the application of light scattering techniques for biomolecular characterization. Protein Solutions' products are based on a proprietary, patented technology for which Protein Solutions has an application exclusive license.

     The Protein Solutions DLS technology employs sophisticated optical components and advanced digital signal processing to measure molecular physical properties such as size, mass, and diffusion. Pharmaceutical, biotechnology, and government funded research and development laboratories use this information to gain a better understanding of the stability and conformation of purified biomolecules. Protein Solutions products are optimized for specialized applications in protein science including biotherapeutic drug development, applied three-dimensional protein structure analysis, and developing structural genomics initiatives.

     Aviv, based in Lakewood, New Jersey, is a manufacturer and marketer of research-grade optical instrumentation, software and services used in molecular characterization. Aviv is an innovator of high-end circular dichroism spectrometers, automated titrating differential / ratio spectrofluorometer, spectrophotometers and related accessories.

     Aviv  also has an  exclusive,  worldwide  license  from the  University  of
Arizona to commercialize certain technologies related to a coupled plasmon-waveguide resonance spectroscopy (PWR) instrument. The technologies are supported by several issued U.S. patents and patents pending. PWR is a technique that can simplify the process of identifying therapeutic proteins and drugs, and simulates the way in which proteins and drugs interact with membranes and with each other.

Industry Overview

     Our traditional business competes in the physical property instrumentation segment of the analytical instrumentation market. Playing an important role in the research, development, and production of both traditional and new products, physical property instrumentation has become indispensable to scientists, engineers, and manufacturing professionals.

     Traditional segments of physical property instrumentation include thermal analysis, rheometry, particle characterization, and physical testing. While different, customers view these techniques as complementary and they are frequently found in the same laboratories.

     Major participants in these markets are TA Instruments, Perkin Elmer, Cahn, Haake, Malvern, Physica, Instron, MTS, and Brookfield.

     Our Protein Solutions Group competes in the biomolecular characterization instrument segment of the analytical instrumentation market. The division's products are chiefly used in the fields of protein and nucleic acid sciences.

     Major  participants  in  these  markets  are  Precision  Detectors,   Wyatt
Technology, Malvern, Beckman Coulter, Brookhaven, Jasco, Olis, Spex, and Varian.

Business Development, Organization and Acquisition Activities

     In 1970, our company was co-founded by Dr. Joseph M. Starita and Dr. Chris Macosko and incorporated in Kentucky under the name Rheometrics, Inc. In 1981, we reincorporated in New Jersey. In 1985, following completion of a $7 million stock offering, Rheometric became a public company. Through a series of transactions between 1991 and 1994, Axess Corporation acquired approximately 76.6% of our common stock. We changed our name to Rheometric Scientific, Inc. in 1994.

     In 1994, our company acquired the Polymer Laboratories Thermal Sciences Business through a series of transactions involving Axess Corporation. In 1995, we acquired from Mettler Toledo GmbH the exclusive, worldwide rights for two rheological test instruments, the RM180 and RM260, that serve the coatings, paints, biological fluids, cosmetics and lubricants industries. Effective May 10, 1999, we revised our original agreement with Mettler Toledo and agreed to commence production of the RM180 and RM260 products within 30 days.


     Andlinger Capital XXVI. On March 6, 2000, pursuant to a Securities Purchase Agreement dated as of February 17, 2000, by and between our company, Axess Corporation and Andlinger Capital XXVI LLC, as amended and certain related agreements, Andlinger Capital XXVI acquired control of our company by purchasing
(i) 10,606,000 newly issued shares of our common stock and (ii) warrants to purchase (x) an additional 2,000,000 shares of our common stock at an exercise price of $1.00 per share, exercisable at any time prior to March 6, 2007 and (y) an additional 4,000,000 shares of our common stock at an exercise price of $3.00 per share, exercisable at any time prior to March 6, 2003, for the aggregate consideration of $1,825,000. Upon consummation of this transaction Andlinger Capital XXVI acquired the power to vote an aggregate of 16,606,000 shares of our common stock (of which 6,000,000 shares were attributable to the warrants) representing at that time approximately 74% of our issued and outstanding common stock (including as outstanding for the purposes of determining such percentage the 6,000,000 shares then issuable upon exercise of the warrants). Based on reports filed with the SEC, as of November 5, 2001, Andlinger Capital XXVI was the beneficial owner of 16,606,000 shares of our common stock, representing approximately 55.7% of our issued and outstanding common stock (including as outstanding for purposes of determining such percentage 5,000,000 shares issuable upon exercise of the remaining warrants held by Andlinger Capital
XXVI).

     Credit Facility. On March 6, 2000, in connection with the transactions under the Securities Purchase Agreement and with the support and assistance of Andlinger Capital XXVI, we made a final payment under our then existing working capital revolving credit facility and terminated such facility and obtained a new credit facility with PNC Bank, National Association. The new Revolving Credit, Term Loan and Security Agreement, which provides for a total facility of $14,500,000 is more fully described under the heading "Financing, Liquidity and Capital Resources" in the "Management's Discussion and Analysis of Financial Condition and Results of Operation" section of this prospectus.

     On March 6, 2000, in conjunction with the Andlinger Capital XXVI transaction, the Mettler Toledo debt was settled for the amount of $1,212,296. This payment satisfied the entire debt to Mettler Toledo including the amount related to inventory.

     Protein Solutions Acquisition. Effective November 17, 2000, we acquired all of the issued and outstanding capital stock of PSI Holding Corporation, a Virginia corporation, and its wholly-owned subsidiaries, Protein Solutions, Inc., a Virginia corporation and its affiliate Protein Solutions Ltd., a corporation organized under the laws of England and Wales, when PSI Holding Corporation merged with and into PSI Acquisition Corp., our wholly-owned subsidiary, pursuant to a Merger Agreement, dated as of November 20, 2000. PSI Holding Corporation was acquired for approximately $525,000 cash and approximately 680,000 shares of our common stock. Upon consummation of the merger, PSI Acquisition Corp. changed its name to Protein Solutions Holdings, Inc. The acquisition was accounted for using the purchase method of accounting. Accordingly, the net assets were allocated based upon their fair values at the acquisition's effective date of November 17, 2000. Our consolidated statements of operations do not include the revenues and expenses of Protein Solutions prior to this date. The excess of the purchase price over the fair value of the net assets acquired (goodwill) of approximately $2,356,000 will be amortized on a 40-year straight-line basis through December 31, 2001. Commencing January 1, 2002, goodwill will no longer be amortized, but will be reviewed for impairment.

     In conjunction with this acquisition, Andlinger Capital XXVI, exercised warrants for the purchase of one million shares of our common stock at an exercise price of $1.00 per share. These warrants were acquired by Andlinger Capital XXVI in March 2000 in connection with its majority equity investment in our company. A portion of the one million dollars we received upon exercise was applied to the cash portion of the purchase price of Protein Solutions. We used the remaining portion of such proceeds for general working capital purposes.

     Aviv Acquisition. Effective May 31, 2001, through our wholly-owned subsidiary, Tel Acquisition Corp., a Delaware corporation, we acquired all of the issued and outstanding capital stock of Aviv Instruments, Inc., a New Jersey corporation and Aviv Associates, Inc., a New Jersey corporation, pursuant to a Merger Agreement, dated as of May 31, 2001, pursuant to which the Aviv companies merged with and into Tel Acquisition Corp. In exchange for all of the issued and outstanding capital stock of the Aviv companies, we issued to the stockholders of the Aviv companies 805,882 shares of our common stock. Upon consummation of the merger, Tel Acquisition Corp. changed its name to Aviv Instruments, Inc. In addition, we and Aviv Instruments made cash payments aggregating approximately $1,221,000 to pay off existing indebtedness of the Aviv companies, approximately $1,145,000 of which was owed to the stockholders of the Aviv companies and their affiliates. The acquisition was accounted for using the purchase method of accounting. Accordingly, the net assets were allocated based upon their fair values at the acquisition's effective date of May 31, 2001. Our consolidated statements of operations do not include the revenues and expenses of Aviv prior to the acquisition date. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $2,808,000 and is being amortized on a 40-year straight-line basis through December 31, 2001. Commencing January 1, 2002, goodwill will no longer be amortized, but will be reviewed for impairment.

     The acquisitions of Protein Solutions and Aviv complement and extend our physical properties measurement capability beyond rheology, viscosity and thermal analysis into the life sciences instrumentation areas of particle sizing and biomolecular characterization which address complementary market segments. Together, Aviv and Protein Solutions comprise our Protein Solutions Group.

Products

     We design, manufacture, market and service computer-controlled materials test systems used to make physical property measurements, such as viscosity, elasticity and thermal analysis behavior, on various materials, including, plastics, composites, petrochemicals, rubber, chemicals, paints, coatings, pharmaceuticals, cosmetics, and foods. Our product offering, most of which is proprietary or patented, consists of rheological, viscosity and thermal analytical laboratory instruments used for research and product development; on-line rheological sensors for controlling and assuring product quality in various manufacturing processes; and integrated systems for direct on-line control of manufacturing processes. All systems combine special sampling technologies and multiple sensor technologies to provide various measurements for research, development and product quality. Proprietary software operates most of our instruments and develops sophisticated reports for our customers. We sell our products worldwide, primarily to Fortune 500 and other leading international corporations, as well as independent research laboratories and educational and governmental institutions.

     o Rheometers. Rheometers measure rheological character in terms of a material's elasticity and viscosity. Understanding these rheological properties helps users predict how a material will process as well as perform in its end use. We have been the world's leading supplier of rheometers for over 30 years, and we offer a full line of instruments to suit any need. From research to product development to quality assurance, our instruments can be found in diverse applications, ranging from studying the texture and flow of foods to measuring the stiffness and stability of high-strength composites. Our rheometer product line includes the Advanced Rheometric Expansion System (ARES), RDA III, RFS III, SR5, RME and our solids analyzer the RSA III.

     o Thermal Analysis Instruments. Thermal analysis is the science that measures the effects of thermal changes on materials. Three key methods are differential scanning calorimetry (DSC), thermogravimetric analysis
         (TGA), and dynamic mechanical thermal analysis (DMTA). We offer a wide range of thermal analyzers, including the STA, which combines simultaneous DSC and TGA on a single sample. We also offer a complete selection of accessories for thermal analysis, including consumables such as DSC pans, and calibration standards.

     o Viscometers. Viscosity measurements are probably the most widely used material characterization technique, and to meet both the needs of the analytical lab and the process engineer we offer two models of viscometers. Our popular RM180 can be used as either a portable viscometer or bench-top unit, and comes with a complete set of concentric cylinder geometries and a rechargeable battery pack for making measurements outside of the lab. The RM265 is a bench-top viscometer, and in addition to concentric cylinder geometries has the added ability of making measurements in either parallel plate or cone and plate geometries.

     o Surface Chemistry Instrumentation. Surface science describes the study of interfaces which may be liquid/gas, liquid/liquid, liquid/gas/solid or liquid/liquid/solid and involves measurements such as interfacial tension, contact angle and interfacial rheology. Interfacial tension plays an important part in wetting and emulsification processes, contact angle describes the wetting and adhesive characteristics of a liquid on a solid and interfacial rheology measures the mechanical strength of foams and emulsions, a key factor in the stability mechanism of these systems. Rheometric Scientific is the exclusive
         world   distributor  for  Camtel  Ltd.'s  range  of  surfae  chemistry instrumentation, which includes a series of force balance tensiometers and contact angle meters and the world's leading interfacial shear rheometer, CIR-100.

     o Process Control Rheometers (PCR). Controlling polymeric processes requires a robust instrument with great flexibility, and the PCR product line was designed specifically to meet this need. The PCR can be configured with different size metering pumps, slit dies, and the capability to inspect the melt with optical analyzers. The PCR utilizes a "return-to-stream" system in which a sample of the melt is drawn continuously from the process line via a capillary, through a valve block and a metering pump into a slit die. From there another metering pump transports the melt back to the process line through the valve block and an exit capillary, returning the sample to the melt stream. This results in a system that permits measurement of the sample without any waste or cleanup. PCRs are in use around the world helping companies to produce higher quality polymers while saving money and reducing scrap. Our PCR-620 and the new PCR-630 Series offers excellent flexibility for controlling polymeric processes.

     o Software. One of things that sets our instruments apart is our software. Providing our customers with an advanced analysis package, while still maintaining an easy-to-use interface is the challenge met by RSI Orchestrator, our proprietary software package that runs our laboratory instruments. Plug-in modules offer the ability to customize RSI Orchestrator and provide the latest analysis tools. Process control software written specifically for the PCR provides operators with a simple, familiar control panel providing all of the critical information in an intuitive format.

     Our Protein Solutions Group designs, manufactures, markets and services instruments for biomolecular characterization, including:

     o Dynamic Light Scattering (DLS). DLS systems are used to determine the size of molecules. The instruments in which Protein Solutions specializes are designed specifically for protein molecules, which place them at the very small end of the size spectrum (1 nm up to ~ 1(mu)m).

     o Circular Dichroism Spectrometers (CD). CDs determine secondary protein structure and can predict how a protein will react under different conditions.

     o Automated Titrating Differential / Ratio Spectrofluorometers. These instruments use florescence to determine protein behavior.

     o Spectrophotometers. Spectrophotometers measure how light is absorbed by a protein and can determine size and conformation of the protein.

Raw Materials & Components; Suppliers

     Our products consist of mechanical and electronic assemblies. A number of raw materials, primarily stainless steel and aluminum, are used to fabricate our
mechanical  assemblies,   and  electronic  components  are  used

to build our electronic assemblies. We depend upon, and will continue to depend upon, a number of outside suppliers for the components we use in our analytical instrumentation. We also believe that the raw materials and component parts we use are available from alternate suppliers and do not believe we are dependent upon any one supplier.

Sales, Marketing, Distribution and Support

     We have a focused sales strategy to strengthen customer satisfaction. Our worldwide sales and support teams are key elements of this strategy. Our direct sales force is focused on identifying customer needs and recommending solutions involving the effective use and deployment of our measurement instruments.

     Our direct sales force consists of field engineers and systems engineers the majority of whom hold advanced degrees and who have in-depth knowledge of the customers' business and technology needs. Some of our field engineers are account managers for our large accounts, and enhance our understanding of the future needs of these customers. Our systems engineers provide a combination of consulting, systems integration and application and software engineering services, and are instrumental in all stages of the sale, implementation and support of our complex systems and solutions. We have approximately 40 sales, service and support engineers located throughout the world. To help support our sales engineers and our customers, we have regional sales and customer support centers in Germany, Japan and the United States. We believe that the global presence of our direct sales force is an important competitive advantage. We also use value-added resellers to address specific market segments.

Customers

     Our customers fall generally into three major categories based on the nature of their products and the processes by which their products are developed:

     o   materials manufacturers;

     o   product manufacturers; and

     o independent and nonprofit research laboratories and governmental and educational institutions.

     We do not have any customer that accounts for more than 10 percent of our sales.

International Operations

     Our net revenue originating outside the United States, as a percentage of our total net revenue, was approximately 47% in fiscal year 1998, 47% in fiscal year 1999, 44% in fiscal year 2000 and 41% for the six months ended June 30, 2001, the majority of which was from customers other than foreign governments.

     Our international business is subject to risks customarily encountered in foreign operations, including changes in a specific country's or region's political or economic conditions, trade protection measures, import or export licensing requirements, the overlap of different tax structures, unexpected changes in regulatory requirements and natural disasters. We are also exposed to foreign currency exchange rate risk inherent in our sales commitments, anticipated sales and assets and liabilities denominated in currencies other than the U. S. Dollar and may also become subject to interest rate risk inherent in any debt, investment and finance receivable portfolios we incur.

     We believe that our international diversification provides stability to our worldwide operations and reduces the impact on us of adverse economic changes in any single country.

Competition

     The market for test and measurement instruments is highly competitive, and we expect this competition to increase. We believe that the principal factors of competition are:

     o   speed, accuracy and cost of instruments;

     o   breadth of product offerings;

     o   scalability and flexibility of products;

     o   ease of product use;

     o   ability to upgrade product platform;

     o   time to market of new technologies;

     o   adherence to industry standards;

     o   ability to support emerging industry protocols; and

     o   ability to provide localized service and support on a worldwide basis.

     We believe we compete favorably with respect to many of these factors and have gained significant market share in many of our targeted markets as a result. We believe our success has been driven by technology leadership, our ability to generate customer loyalty and our track record at anticipating market trends.

     We believe that our principal competitors are several domestic and foreign manufacturers, some with greater financial and marketing resources than we. Our competitors include among others: Bohlin Instruments, Mettler Toledo, PerkinElmer Instruments, Shamitsu, TA Instruments and Thermo Haake. To compete with these companies, we offer products of high performance, quality and reliability, backed by service capabilities. We believe that technological requirements and high initial capital expenditures represent significant barriers to entry to this market. However, there can be no assurance that a larger company with greater financial resources will not enter this market at a later date, and that such entry would not have a material adverse impact on our business and operations.

     While we are well-positioned in the field of engineering and technology to remain competitive in the face of technological changes that may occur in the marketplace, there can be no assurance that technology superior to ours will not be developed that would have a material adverse effect on our operations.

Patents and Trademarks

     We currently have patents for the design and manufacture of certain of our instruments and systems. Due to the rapidly changing technology relative to analytical instrumentation, we do not believe that technological patent protection is significant as a competitive factor. Our name and logo are protected under federal trademark laws and we believe that there is significant value associated with our name.

Product Research & Development

     Our research and development activities primarily focus on the development of new products and new applications and enhancements for existing products. As part of our development and testing of new products and applications, we consult with professionals at universities and in the industry worldwide.

Employees


     As of November 5, 2001, we had approximately 213 employees, 208 of whom work on a full-time basis and 115 of whom are located at our principal office at Piscataway, New Jersey. We consider our relationships with our employees to be good. None of our employees is covered by a collective bargaining agreement.

Facilities

     Our corporate headquarters are located at One Possumtown Road, Piscataway, New Jersey in an office/ manufacturing facility, where we lease approximately 100,000 square feet, of which approximately 50,000 square feet is sublet to a third party. Our manufacturing operations are located at our Piscataway, New Jersey headquarters and at our facility in Lakewood, New Jersey. We also maintain sales offices in Lakewood, New Jersey; Charlottesville, Virginia; England; France; Germany; Italy and Japan.

Legal Proceedings

     We are not a party to any material legal proceedings.

Environmental Matters

     Our research and development and manufacturing operations involve the use of hazardous substances and are regulated under international, federal, state and local laws governing health and safety and the environment. We apply strict standards for protection of the environment and worker health and safety to sites inside and outside the United States, even if not subject to regulation imposed by foreign governments. We believe that our properties and operations at our facilities comply in all material respects with applicable environmental laws; however, the risk of environmental liabilities cannot be completely eliminated and there can be no assurance that the application of environmental and health and safety laws to our company may not require our company to incur substantial expenditures.

                                 OUR MANAGEMENT

Executive Officers and Directors


     Our executive officers and directors, their ages and their positions as of November 5, 2001, are as follows:


Name                          Age      Position
----                          ---      --------

Robert M. Castello            60       Chairman, Chief Executive Officer and
                                       Director
Paul Mangano                  43       President and Chief Operating Officer
Mark F. Callaghan (2)         49       Executive Vice President, Business
                                       Development and Director
Joseph Musanti                43       Vice President of Finance & Materials,
                                       Chief Financial Officer, Treasurer and
                                       Assistant Secretary
Ronald F. Garritano           62       Vice President of Technology and
                                       Engineering
Matthew Bilt                  59       Vice President of Human Resources,
                                       Administration and Investor Relations
Donald W. Becker              43       Vice President of Sales and Marketing,
                                       Americas
Merrick G. Andlinger (2)      43       Director
Robert K. Prud'homme (1)(2)   53       Director
David R. Smith (1)            72       Director

----------

 (1)      Member of the audit committee

 (2)      Member of the compensation committee

     Robert M. Castello assumed the positions referred to above on March 6, 2000. Mr. Castello has been a managing director and/or principal of Andlinger & Company, Inc. since 1995. Mr. Castello has been the Chairman of X.O. Tec Corporation, a medical products company, since 1997. Mr. Castello was President and CEO of CBI Holding Co., a pharmaceutical wholesaler, from January 1, 1986 to May 7, 1995. Previously, Mr. Castello held Vice Presidential positions at McKesson Drug Co., Seatrain Lines, and W.R. Grace.

     Paul Mangano was appointed President and Chief Operating Officer on August 27, 2001. Mr. Mangano was President of L-3 Communications from June 1999 to December 2000. Prior thereto Mr. Mangano held the following positions with AlliedSignal Inc.: General Manager, Data and Diagnostic Solutions, 1997 to 1999; Vice President, Business Development from 1996 to 1997; and Director, Business Development from 1994 to 1996.

     Mark F. Callaghan has served as a director and our Executive Vice President, Business Development since March 6, 2000. Mr. Callaghan has been a managing director and/or principal of Andlinger & Company since 1999. Mr. Callaghan was an independent consultant in mergers and acquisitions from 1995 to 1999. Mr. Callaghan is a member of the board of directors of CyberAlert, Inc., an internet monitoring and clipping service.

     Joseph Musanti has been our Vice President of Finance & Materials and Chief Financial Officer since June 1, 1997 and the Treasurer and Assistant Secretary since July 17, 1997. Prior thereto, Mr. Musanti was the Director of Operations from November 1994 to June 1, 1997; UK Financial Manager from April 1994 to November 1994; and Manager, Materials, Cost, and Inventory from October 1992 to April 1994.

     Ronald F. Garritano has been our Vice President of Technology since June 1992 and our Vice President of Engineering since July 1977.

     Matthew Bilt has been our Vice President of Human Resources and Administration since July 17, 1997 and became Vice President of Investor Relations during 2000. Prior thereto, Mr. Bilt was our Vice President of Human Resources from November 10, 1994 until July 17, 1997; our Vice President of Human Resources and Administration from May 3, 1994 until November 10, 1994; and our Director of Human Resources from June 2, 1986 until May 3, 1994.

     Donald W. Becker has been our Vice President of Sales and Marketing, Americas since April 1999. Prior thereto, Mr. Becker was our Sales and Marketing Manager in 1998; our Marketing Manager from 1997 until 1998; and our Rheology Product Manager, Americas from 1989 until 1997.

     Merrick G. Andlinger has been a director since March 6, 2000. Mr. Andlinger has been a managing director and/or principal of Andlinger & Company since 1999 and its President since 2001. Mr. Andlinger was the President and Chief Executive Officer of Pure Energy Corporation, a motor fuel and chemical development company from 1996 until 1999. From 1994 until 1996, Mr. Andlinger was a Managing Director in the Global Energy and Power Group in the Corporate Finance department of Smith Barney Inc. and the Group's co-head from 1995 until 1996. Mr. Andlinger is a member of the board of directors of CyberAlert, Inc. and formerly was a member of the board of directors of Pure Energy Corporation.

     Robert K. Prud'homme has been a director since 1981. Dr. Prud'homme has been a professor of Chemical Engineering at Princeton University since 1978. Dr. Prud'homme is a consultant to Dow Chemical Company, Block Drug, Helene Curtis and Rhodia Incorporated.

     David R. Smith has been a director since March 6, 2000. Mr. Smith has been the Chairman of M-Tec, a manufacturer of specialized materials used in extreme temperature and harsh environments servicing the automotive and aerospace industries, as well as paper, chemical, refining and electrical power plant exhaust systems, since August 1995. In July 2001, M-Tec filed a petition for relief under Chapter 11 of the Federal Bankruptcy Code. Mr. Smith was a principal of Andlinger & Company from June 1, 1984 until October 1, 1998. From June 1, 1994 until October 1, 1998, Mr. Smith was the President of Andlinger & Company. Mr. Smith formerly served on the board of directors of United Stationers, Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 5, 2001 by (i) each person who, to our knowledge, beneficially owns more than 5% of our outstanding common stock,
(ii) our directors and certain of our officers and (iii) all of our directors and officers as a group. The percentages of shares of common stock held or beneficially owned by any stockholder or group of stockholders are based upon the total number of shares of common stock outstanding as of November 5, 2001. Except as indicated below, each person or entity listed below has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                                      Shares Beneficially Owned
                                                      -------------------------

  Name                                                   Number       Percentage
  ----                                                   ------       ----------

  Andlinger Capital XXVI LLC (1)                       16,606,000         55.7%
  State Farm Mutual Automobile Insurance Company (2)    7,222,933         29.1
  Gerhard R. Andlinger (3)                             16,751,500         56.1
  Stephen A. Magida (4)                                16,751,500         56.1
  Robert M. Castello (5)(6)                            16,606,000         55.7
  Mark F. Callaghan (5)(6)                             16,606,000         55.7
  David R. Smith (5) (7)                                   11,000           *
  Merrick G. Andlinger (5)(6)                          16,606,000         55.7
  Robert K. Prud'homme (5)(7)                              35,000           *
  Paul Mangano (5)                                              0           -
  Joseph Musanti (5)                                       26,500           *
  Ronald F. Garritano (5)                                  43,000           *
  Matthew Bilt (5)                                         16,900           *
  Donald W. Becker (5)                                      8,000           *
  All executive officers and directors                 16,746,400         56.1
  as a group (10 persons) (5) (8)
________________________
* Less than 1%.


(1) The address for Andlinger Capital XXVI LLC is 105 Harbor Drive, Suite 125, Stamford, Connecticut 06902. Includes 5,000,000 shares of common stock Andlinger Capital XXVI LLC has the right to acquire upon the exercise of warrants.

(2) The address for State Farm Mutual Automobile Insurance Company is One State Farm Plaza, Bloomington, Illinois 61710.

(3) The address for Mr. G. Andlinger is c/o Andlinger & Company, Inc., 4445 North A1A, Suite #235, Vero Beach, Florida 32963. As reported in Schedule 13D and Form 4 filings made with the Securities and Exchange Commission, by virtue of Mr. G. Andlinger's relationship with Mr. Magida and as a controlling person of Andlinger & Company, Mr. G. Andlinger may be deemed to have shared power to dispose of or direct the disposition of and shared power to vote or direct the vote of an aggregate of 16,751,500 shares of common stock (of which 5,000,000 shares are attributable to warrants held by Andlinger Capital XXVI) representing 57.9% of the issued and outstanding shares of common stock (including as outstanding for purposes of determining such percentage shares of common stock issuable upon exercise of such warrants held by

      Andlinger Capital XXVI). Of such 16,751,500 shares of common stock, 16,606,000 shares are beneficially owned directly by Andlinger Capital
      XXVI and 145,500 are beneficially owned directly by the Gerhard R. Andlinger Intangible Asset Management Trust. Mr. G. Andlinger is the sole beneficiary of such trust.

(4) The address for Mr. Magida is 105 Harbor Drive, Suite 125, Stamford, Connecticut 06902. As reported in Schedule 13D and Form 4 filings made with the Securities and Exchange Commission, Mr. Magida, as manager and as a member of Andlinger Capital XXVI and as trustee under the Gerhard R. Andlinger Intangible Asset Management Trust, has shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, an aggregate of 16,751,500 shares of common stock (of which 5,000,000 shares are attributable to warrants held by Andlinger Capital XXVI), representing 57.9% of the issued and outstanding shares of common stock (including as outstanding for purposes of determining such percentage shares of common stock issuable upon exercise of such warrants held by Andlinger Capital XXVI).

(5) The address for each of our directors and officers is c/o Rheometric Scientific, Inc., One Possumtown Road, Piscataway, New Jersey 08854.

(6) As reported in a Schedule 13D/A filed with the Securities and Exchange Commission on November 22, 2000, Messrs. Castello, Callaghan and M. Andlinger by virtue of their relationships with the other reporting persons on such Schedule 13D/A and as members of Andlinger Capital XXVI may be deemed to have shared power to vote or direct the vote of, and shared power to dispose of or direct the disposition of, an aggregate of 16,606,000 shares of common stock (of which 5,000,000 shares are attributable to warrants held by Andlinger Capital XXVI), representing 57.4% of the issued and outstanding shares of common stock (including as outstanding for purposes of determining such percentage 5,000,000 shares of common stock issuable upon exercise of such warrants held by Andlinger Capital XXVI). Messrs. Castello, Callaghan and M. Andlinger disclaim beneficial ownership of such shares.


(7) Includes 10,000 shares that may be acquired upon the exercise of options within 60 days of November 5, 2001.

(8) Includes 10,000 shares that may be acquired upon the exercise of options by Mr. Smith and 10,000 shares that may be acquired upon the exercise of options by Dr. Prud'homme. Also includes 5,000,000 shares that may be acquired by Andlinger Capital XXVI upon the exercise of warrants. See footnotes 6 and 7.

Registration Rights

     Certain holders of our securities possess certain registration rights with respect to our common stock. The holders of a substantial amount of our common stock (or warrants to acquire common stock) possess varying levels of registration rights with respect to our common stock, including "demand" and/or "piggyback" rights to register for resale the common stock held by them.

     Aviv Merger Agreement

     In connection with our acquisition of Aviv, we issued to the selling shareholders of the Aviv companies 805,882 shares of our common stock. Pursuant to the Aviv Merger Agreement, we agreed to file promptly and within 90 days of the May 31, 2001 closing of the Aviv acquisition, a registration statement with the SEC registering such portion of the 805,882 shares of common stock as shall be requested by the selling shareholders of the Aviv companies and to use all reasonable efforts to cause such registration statement to become effective as promptly as practicable after the date of filing of such registration statement. The selling shareholders of the Aviv companies subsequently agreed to extend the 90-day filing date to October 3, 2001. The selling shareholders of the Aviv companies have requested that all 805,882 shares of common stock be included in the registration statement of which this prospectus forms a part. We are responsible for any and all expenses in connection with the preparation and filing of the registration statement.

     Registration Rights Agreement

     In connection with Andlinger Capital XXVI's equity investment in our company in March 2000, we entered into a Registration Rights Agreement, dated as of March 6, 2000, with Andlinger Capital XXVI and Axess Corporation. Pursuant to the Registration Rights Agreement, each of Andlinger Capital XXVI (commencing March 6, 2001) and Axess Corporation (commencing March 6, 2003) may require us on not more than two occasions (each), and subject to certain conditions and limitations, to file a registration statement under the Securities Act with respect to certain shares of common stock owned by them. Further, if we propose to register any of our securities under the Securities Act, either for our own account or the account of other shareholders (other than pursuant to a registration statement on Forms S-8 or S-4 or any other registration statements relating to an exchange offer or an offering of securities solely to our employees or security holders), each of Andlinger Capital XXVI and its permitted transferees and Axess Corporation and its permitted transferees are entitled to notice of such registration and, subject to certain conditions and limitations is entitled to include shares of common stock owned by them therein. On July 2, 2001, Axess Corporation transferred (i) 6,422,933 shares of our common stock along with the remaining 800 shares of Series A preferred stock then owned by Axess Corporation to State Farm Mutual Automobile Insurance Company, (ii) 535,330 shares of our common stock to Robert E. Davis and (iii) 214,132 shares of our common stock to the Revocable Trust of R. Michael Hendricks. Subsequent to such transfer, State Farm Mutual Automobile Insurance Company exercised its right to convert such 800 shares of Series A preferred stock into 800,000 shares of common stock. Axess Corporation has represented to us that each of State Farm Mutual Automobile Insurance Company, Robert E. Davis and the Revocable Trust of R. Michael
Hendricks are permitted transferees as defined in the Registration Rights Agreement. As of November 5, 2001, to our knowledge, Andlinger Capital XXVI owns 11,606,000 shares of our common stock, State Farm Mutual Automobile Insurance Company owns 7,222,933 shares of our common stock, Robert E. Davis owns 535,330 shares of our common stock, Axess Corporation owns 354,624 shares of our common stock and the Revocable Trust of R. Michael Hendricks owns 217,132 shares of our common stock. In addition, as of November 5, 2001, Andlinger Capital XXVI owned warrants to purchase an additional 1,000,000 shares of our common stock at an exercise price of $1.00 per share and 4,000,000 shares of our common stock at an exercise price of $3.00 per share. If and when exercised or converted, as the case may be, such shares will have registration rights identical to those stated above. We are responsible for any and all expenses in connection with the preparation and filing of any such registration statements. As of September 28, 2001, the Registration Rights Agreement was amended and restated to, among other things, limit the number of shares subject to registration under the registration statement of which this prospectus forms a part by State Farm Mutual Automobile Insurance Company, Robert E. Davis and the Revocable Trust of
R. Michael Hendricks to: 400,000 shares for State Farm Mutual Automobile Insurance Company; 115,000 shares for Robert E. Davis; and 43,000 shares for the Revocable Trust of R. Michael Hendricks, and to provide an additional registration right to Axess Corporation for 65,762 shares issued to Axess in connection with the cancellation of certain indebtedness of our company, and to require our company to use its best efforts to file an additional registration statement under the Securities Act on or before March 31, 2002 with respect to an additional 400,000 shares of common stock owned by State Farm Mutual Automobile Insurance Company and the remaining 420,330 shares transferred to Robert E. Davis and 171,132 shares transferred to the Revocable Trust of R. Michael Hendricks.

     RSI (NJ) QRS 12-13 Inc. Warrants

     Pursuant to our lease with RSI (NJ) QRS 12-13 Inc. for our headquarters in Possumtown, New Jersey, we have issued to our landlord two warrants to purchase, in the aggregate, 464,160 shares of our common stock exercisable at a strike price of $0.375, in whole or in part, and at any time before February 28, 2011. If and when our landlord exercise the warrants, it may require us at any time, on not more than two occasions and for at least 25% of the shares issuable under the warrant, and subject to certain conditions and limitations, to file a registration statement under the Securities Act with respect to such shares. In addition, if we propose to register any of our securities under the Securities Act, whether for our own account or the account of other shareholders (other than for a registration for an employee benefit plan, dividend reinvestment plan, reclassification of securities, mergers, consolidations and acquisition of assets), our landlord is entitled to notice of such registration and, subject to certain conditions and limitations is entitled to include such shares therein.

     1996 Stock Option Plan and 2000 Stock Option Plan


     In connection with our 1996 Stock Option Plan and our 2000 Stock Option Plan we have reserved for issuance, as of November 5, 2001, 473,500 and 1,000,000 shares, respectively of our common stock to cover grants of options to purchase our common stock. As of the date of this prospectus, we have filed a Registration Statement on Form S-8 to register 500,000 shares in connection with the 1996 Stock Option Plan and intend to file a Registration Statement on Form S-8 to register 1,000,000 shares in connection with the 2000 Stock Option Plan.

                              SELLING STOCKHOLDERS


     The common stock offered hereby is being registered to permit public secondary trading of such common stock, and each of the selling stockholders may offer the common stock for resale from time to time. See "Plan of Distribution." The number of shares of common stock that may actually be sold by each selling stockholder will be determined by such selling stockholder. Because each of the selling stockholders may sell all, some or none of the shares of common stock covered by this prospectus which each holds, and because the offering contemplated by this prospectus is not being underwritten, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering. Shares of common stock may be sold from time to time by the selling stockholders or by pledgees, donees, transferees or other successors in interest. The selling stockholders may also loan or pledge the shares registered hereunder to broker-dealers and the broker-dealers may sell the shares so loaned or upon a default may effect the sales of the pledged shares pursuant to this prospectus.

     The table below sets forth the following information, as of November 5, 2001, assuming the resale by each selling stockholder of all shares of common stock owned by that selling stockholder and available for sale under this prospectus:

     o   the name of the selling stockholder;

     o the number of shares of common stock, warrants and options owned by the selling stockholder as of the date of this prospectus;

     o the number of shares of common stock offered by this prospectus for the account of that selling stockholder;

     o the number of shares of common stock to be owned by the selling stockholder if all shares covered by this prospectus held by such stockholder are sold; and

     o the percentage (if more than one percent) of our common stock to be owned by the selling stockholder if all shares covered by this prospectus held by such stockholder are sold, based on the number of shares of our common stock outstanding as of November 5, 2001.

     Except as otherwise noted below, none of the selling stockholders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years, other than as a result of the ownership of our securities.

     Information concerning the selling stockholders may change from time to time. This prospectus will be supplemented from time to time as appropriate to update the information set forth below and to identify any additional selling stockholders who may offer shares of common stock hereunder.


----------------------------------- ---------------- ---- ------------------ -------------------------------------
                                       Shares of
   Name of Selling Stockholder       Common Stock          Shares Offered        After Completion of Offering
                                        Owned
----------------------------------- ---------------- ---- ------------------ -------------------- ----------------
                                                                                                   Percentage of
                                                                                Shares Owned        Class Owned
----------------------------------- ---------------- ---- ------------------ -------------------- ----------------
State Farm Mutual Automobile           7,222,933                 400,000           6,822,933           27.5%
Insurance Company
----------------------------------- ---------------- ---- ------------------ -------------------- ----------------
Robert E. Davis                          535,330                 115,000             420,330            1.7
----------------------------------- ---------------- ---- ------------------ -------------------- ----------------
Jack Aviv                                293,625                 293,625                   0             *
----------------------------------- ---------------- ---- ------------------ -------------------- ----------------
Axess Corporation                        354,624                  65,762             288,862            1.2
----------------------------------- ---------------- ---- ------------------ -------------------- ----------------
Revocable Trust of                       217,132                  43,000             174,132             *
R. Michael Hendricks
----------------------------------- ---------------- ---- ------------------ -------------------- ----------------
Florence Aviv                            115,345                 115,345                   0             *
----------------------------------- ---------------- ---- ------------------ -------------------- ----------------
Daniel Aviv                               72,530                  72,530                   0             *
----------------------------------- ---------------- ---- ------------------ -------------------- ----------------
Debi Aviv                                 72,530                  72,530                   0             *
----------------------------------- ---------------- ---- ------------------ -------------------- ----------------
David Anafi                               64,224                  64,224                   0             *
----------------------------------- ---------------- ---- ------------------ -------------------- ----------------
Mina Anafi                                64,224                  64,224                   0             *
----------------------------------- ---------------- ---- ------------------ -------------------- ----------------
Ron C. Anafi                              21,408                  21,408                   0             *
----------------------------------- ---------------- ---- ------------------ -------------------- ----------------
Dan Z. Anafi                              21,408                  21,408                   0             *
----------------------------------- ---------------- ---- ------------------ -------------------- ----------------
Drescher & Cheslow, P.A., as              80,588      (1)         80,588                   0             *
Escrow Agent
----------------------------------- ---------------- ---- ------------------ -------------------- ----------------

----------
*Less than one percent.

(1) These shares were issued in connection with the Aviv acquisition and represent 10% of the total number of shares issued to the former Aviv stockholders in connection with such acquisition and are currently being held in escrow. Upon the effectiveness of the registration statement of which this prospectus is a part, the seller representative for the former Aviv stockholders may request the release of and sell all or a portion of such shares; provided, however, that all of the proceeds of such sale shall be delivered to Drescher & Cheslow, P.A., as escrow agent to be held as part of the escrowed property in accordance with the terms of the Aviv Merger Agreement and related escrow agreement prior to the release of such shares; and provided further, that such sale shall constitute an arms-length transaction and the consideration therefor shall approximate fair market value.

     We have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration of the common stock.

                              PLAN OF DISTRIBUTION

     We are registering for resale by the selling stockholders and certain transferees a total of up to 1,429,644 shares of our common stock, all of which are issued and outstanding.

     All or a portion of the common stock offered hereby by the selling stockholders may be delivered and/or sold in transactions, or a series of transactions, from time to time on the over-the-counter market, on the American Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time, at prices related to such prevailing prices or at negotiated prices.

     The selling stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders. The selling stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such securities, from such purchaser). Broker-dealers may agree with the selling stockholders to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell such shares of common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares of common stock commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any such broker-dealers; (b) the number of shares of common stock involved;
(c) the price at which such shares of common stock are to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale of Securities may not simultaneously engage in market making activities with respect to the securities of our company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the shares of common stock by the selling stockholders.

     The selling stockholders will pay all commissions and certain other expenses associated with the sale of the shares of common stock by them. The shares of common stock offered hereby are being registered pursuant to contractual obligations of our company, and we have paid the expenses of the preparation of this prospectus.

     Any shares of common stock covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under that rule rather than pursuant to this prospectus. We cannot be sure that any of the selling stockholders will sell any or all of the shares of common stock offered by them under this prospectus.

                                  LEGAL MATTERS

     The validity of our common stock offered hereby will be passed upon by Dechert, New York, New York.

                                     EXPERTS

     The financial statements for the year ended December 31, 1998 included in this prospectus and the registration statement of which this prospectus is a part have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements as of December 31, 1999 and December 31, 2000 and for the years then ended included in this prospectus and the registration statement of which this prospectus is a part have been so included in reliance on the report of Mahoney Cohen & Company, CPA, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form S-3 under the Securities Act with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Rheometric Scientific and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the
Commission's regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 after payment of fees prescribed by the Commission. The Commission also maintains a website which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address http://www.sec.gov.

     We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of these filings (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to:

                           Rheometric Scientific, Inc.
                               One Possumtown Road
                              Piscataway, NJ 08854
                             Attention: Matthew Bilt
                             Telephone: 732.560.8550

                           INCORPORATION BY REFERENCE

     The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

     o our annual report on Form 10-K for the year ended December 31, 2000 filed with the SEC on April 2, 2001;

     o our quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001 filed with the SEC on May 15, 2001 and August 14, 2001, respectively;

     o   our definitive proxy statement filed with the SEC on April 30, 2001;

     o the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 31, 2001 under
         Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

     o all documents that we have filed since December 31, 2000 or will file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the securities that may be offered under this prospectus are sold.

You may obtain copies of these documents from us, free of cost, by contacting us at the address or telephone number provided in "Where You Can Find More Information" immediately above.

     Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            Page
                                                                            ----

Consolidated Financial Statements for the Years Ended December 31, 1998, 1999 and 2000

Report of Mahoney Cohen & Company, CPA, P.C. ................................F-2

Report of PricewaterhouseCoopers LLC ........................................F-3

Consolidated Balance Sheets..................................................F-4

Consolidated Statements of Operations........................................F-5

Consolidated Statements of Cash Flows........................................F-6

Consolidated Statements of Shareholders' Equity (Deficiency) and
Comprehensive Income (Loss)..................................................F-7

Notes to Consolidated Financial Statements...................................F-7

Consolidated Financial Statements for the Six Months Ended June 30, 2000 and 2001 (Unaudited)

Consolidated Balance Sheets.................................................F-21

Consolidated Statements of Operations.......................................F-22

Consolidated Statements of Cash Flows.......................................F-23

Consolidated Statements of Shareholders' Equity (Deficiency) and
Comprehensive Income (Loss).................................................F-24

Notes to Consolidated Financial Statements..................................F-25

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Shareholders of Rheometric Scientific, Inc. and Subsidiaries


     We have audited the accompanying consolidated balance sheets of Rheometric Scientific, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity (deficiency) and comprehensive income, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Rheometric Scientific, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                               MAHONEY COHEN & COMPANY CPA, P.C.

New York, New York
March 24, 2001

PricewaterhouseCoopers LLP


Report of Independent Accountants

To the Board of Directors and
Shareholders of Rheometric Scientific, Inc.:

In our opinion, the accompanying consolidated statements of operations, shareholders' equity and comprehensive loss, and cash flows present fairly, in all material respects, the results of operations and cash flows for Rheometric Scientific, Inc. and its subsidiaries for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.




/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
December 29, 1999



                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

(In thousands)                                                           December 31,
                                                                      2000             1999
                                                                      ----             ----
ASSETS
Current Assets
Cash                                                              $    786         $    265
Receivables - less allowance for doubtful accounts
   of $188 and $216 at December 31, 2000 and 1999                    9,858           10,340
Inventories, net
   Finished goods                                                    1,664            1,596
   Work-in-process                                                   1,045              773
   Assembled components, materials and parts                         4,138            4,172
                                                                     -----            -----
                                                                     6,847            6,541
Prepaid expenses and other current assets                              882              705
                                                                       ---              ---
  Total current assets                                              18,373           17,851
                                                                    ------           ------
Property, plant and equipment                                       16,062           15,638
Less accumulated depreciation and amortization                      10,815           10,051
                                                                    ------           ------
Property, plant and equipment, net                                   5,247            5,587
                                                                     -----            -----
Goodwill                                                             2,349               --
Other assets                                                           823              545
                                                                       ---              ---
  Total Assets                                                     $26,792          $23,983
                                                                   =======          =======

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities
Short-term bank borrowings                                          $6,553           $4,789
Current maturities of long-term debt                                   524              190
Accounts payable                                                     3,400            1,980
Borrowings against accounts receivable                                 385            1,064
Accrued liabilities                                                  3,543            4,397
                                                                     -----            -----
  Total current liabilities                                         14,405           12,420
                                                                    ------           ------
Long-term debt                                                       5,395            4,525
Payable to affiliate                                                    --            1,020
Long-term debt - affiliate                                           1,000            8,206
Long-term liability - Mettler                                           --              696
Other long-term liabilities                                            151              103
                                                                       ---              ---
  Total liabilities                                                 20,951           26,970
                                                                    ------           ------
Commitments and Contingencies (Note 8)
Convertible Redeemable Preferred Stock                               1,000               --
                                                                     -----
Shareholders' Equity (Deficiency)
Preferred Stock, par value of $.01,
Authorized 1,000 shares, issued and outstanding 1 share
At December 31, 2000.                                                   --               --
Common stock, par value of $.01,
Authorized 49,000 shares; issued 25,716
  at December 31, 2000 and 13,162 at December 31,1999                  257              132
Additional paid-in capital                                          33,248           25,571
Treasury Stock, at cost, 2,800 shares at December 31,  2000             --               --
Accumulated deficit                                                (28,738)         (28,829)
Accumulated other comprehensive income                                  74              139
                                                                       ---              ---
  Total shareholders' equity (deficiency)                            4,841           (2,987)
                                                                     -----           ------
  Total Liabilities and Shareholders' Equity                       $26,792          $23,983
                                                                   =======          =======

See Notes to Consolidated Financial Statements.



                              RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF OPERATIONS
                                (In thousands, except per share amounts)


                                                    Year Ended December 31,
                                            2000               1999               1998
                                            ----               ----               ----
Sales                                      $29,883            $28,363            $30,608
Cost of sales                               15,721             17,448             17,196
                                            ------             ------             ------
 Gross profit                               14,162             10,915             13,412
                                            ------             ------             ------
Marketing and selling expenses               8,010              8,896              8,522
Research and development expenses            1,958              2,127              2,201
General and administrative expenses          1,999              2,379              1,551
Restructuring expense                           --                 --               (198)
Goodwill amortization                            7                 --                 --
Intangible amortization                        163                180                237
                                               ---                ---                ---
                                            12,137             13,582             12,313
                                            ------             ------             ------
Operating income/(loss)                      2,025             (2,667)             1,099

Interest expense                            (1,305)            (1,085)            (1,378)
Interest expense - affiliate                    --             (1,020)              (906)
Foreign currency income (loss)                (620)              (123)               161
                                              ----               ----                ---

Income/(Loss) before income taxes              100             (4,895)            (1,024)
Income taxes                                     9                243                120
                                             -----                ---                ---

Net income/(loss)                            $  91           $ (5,138)          $ (1,144)
                                             =====           ========           ========

Net income/(loss) per share
  Basic                                      $0.00             $(0.39)            $(0.09)
                                             =====             ======             ======
  Diluted                                    $0.00             $(0.39)            $(0.09)
                                             =====             ======             ======
Average number of shares outstanding
  Basic                                     18,937             13,162             13,162
                                            ======             ======
  Diluted                                   22,959             13,162             13,162
                                            ======             ======


See Notes to Consolidated Financial Statements.



                                                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                                                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                    (in thousands)
                                                                                     Year Ended December 31,
                                                                            2000              1999              1998
                                                                            ----              ----              ----
Cash Flows from Operating Activities:

Net income/(loss)                                                           $91           $(5,138)          $(1,144)

Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
  Depreciation and amortization of plant and equipment                      829               710               750
  Amortization of goodwill                                                    7                --                --

  Provision for slow moving inventory                                        --             1,840               738
  Amortization of intangibles                                               163               180               237
  Loss on sale/retirement of property, plant and equipment                   --                 4                91
  Warrants issued for services                                               --               167                --

  Unrealized currency loss/(gain)                                           458              (145)             (137)
Changes in assets and liabilities (net of effect of PSI
  Acquisition):
  Receivables                                                               571              (488)            5,711
  Inventories                                                              (261)            1,898               700
  Prepaid expenses and other current assets                                (146)              253              (149)
  Accounts payable and accrued liabilities                                  248               542            (2,829)
  Payable to affiliate                                                       --             1,020               884
  Other assets                                                             (326)               60               153
  Restructuring reserve                                                      --                --              (940)
  Other non-current liabilities                                              48                 1               102

  Other non-current liability - Mettler                                      --               (76)              (58)
                                                                          -----               ---             -----
Net cash provided by operating activities                                 1,682               828             4,109

Cash Flows from Investing Activities:

  PSI acquisition (net of cash acquired)                                   (385)               --                --
  Purchases of property, plant and equipment                               (201)             (115)             (144)
                                                                           ----              ----              ----
Net cash used in investing activities                                      (586)             (115)             (144)

Cash Flows from Financing Activities:

  Net borrowings from/(repayments of) line of credit
  Agreements                                                              1,775              (893)           (3,349)
  (Repayments)/borrowings against accounts receivable                      (594)              103              (196)
  Proceeds from long-term debt                                            1,500                --                --
  Repayment of long-term debt/lease obligation                             (419)             (244)             (229)
  Repayment of long-term debt affiliate                                  (3,500)               --                --
  Proceeds from issuance of common stock, net of
  Issuance costs                                                            875                --                --
  Proceeds from warrants exercised                                        1,000                --                31
  Repayment of Mettler Liability                                                               --                --
                                                                         (1,212)               --                --
                                                                         ------             -----             -----

Net cash used in financing activities                                      (575)           (1,034)           (3,743)
Effect of Exchange Rate Changes on Cash                                      --                98               (31)
                                                                            ---               ---               ---
Net increase (decrease) in cash                                             521              (223)              191
Cash at beginning of year                                                   265               488               297
                                                                            ---               ---               ---
Cash at end of year                                                   $     786         $     265         $     488
                                                                      =========         =========         =========
See Notes to Consolidated Financial Statements.


                                             RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
                                                       AND COMPREHENSIVE INCOME

                                                                                               Accumulated
                                                          Additional                           Other           Total
                                        Common Stock      Paid-In     Treasury   Accumulated   Comprehensive   Shareholders'
                                     Shares     Amount    Capital     Stock      Deficit       Income/(Loss)   Equity
Balance at December 31, 1997          13,162   $    132   $  25,373      --      $ (22,547)     $     (128)    $    2,830
                    --- ----          ------   --------   ---------              ---------      ----------     ----------
Net loss                                  --         --          --      --         (1,144)            --          (1,144)
Currency translation adjustment           --         --          --      --             --              48             48
Comprehensive loss                        --         --          --      --             --              --         (1,096)
Warrants issued                           --         --          31      --             --              --             31
                                      ------        ---      ------      --         ------             ---          -----
Balance at December 31, 1998          13,162        132      25,404      --        (23,691)            (80)         1,765
                                      ------        ---      ------                 ------             ---          -----
Net loss                                  --         --          --      --         (5,138)             --         (5,138)
Currency translation adjustment           --         --           -      --             --             219            219
Comprehensive loss                        --         --          --      --             --              --         (4,919)
Warrants issued for services              --         --         167      --             --              --            167
                                      ------        ---      ------                 ------             ---          -----
Balance at December 31, 1999          13,162        132      25,571      --        (28,829)            139         (2,987)
                                      ------        ---      ------      --         ------             ---          -----
Net income                                --         --          --      --             91              --             91
Currency translation adjustment           --         --          --      --             --             (65)           (65)
Comprehensive income                      --         --          --      --             --              --             26
Axess indebtedness contributed
  To capital                              --         --       3,727      --             --              --          3,727
Common stock issued to Andlinger
  Capital XXVI,
  Net of offering costs               10,606        106         769      --             --              --            875
Exercise of stock warrants             1,268         13         987      --             --               -          1,000
Treasury stock                        (2,800)        --          --      --             --               -             --
Common stock issued pursuant to
  Protein Solutions Acquisition          680          6       2,194      --             --              --          2,200
                                      ------        ---      ------      --                             --          -----
Balance at December 31, 2000          22,916   $    257   $  33,248     $--       $(28,738)      $      74     $    4,841
                                      ======   ========   =========     ===       ========       =========     ==========

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

1.   Summary of Significant Accounting Policies

Principles of Consolidation and Operations

     The consolidated financial statements include the accounts of Rheometric Scientific, Inc. and its wholly-owned subsidiaries (referred to as "Rheometric" or the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

     On March 6, 2000, pursuant to a Securities Purchase Agreement, dated as of February 17, 2000, by and between the Company, Axess and Andlinger Capital XXVI LLC ("Andlinger Capital XXVI"), as amended (the "Purchase Agreement") and certain related agreements, to provide Andlinger Capital XXVI with control of the Company, Andlinger Capital XXVI purchased (i) 10,606,000 shares of newly issued common stock of the Company (the "Investor Shares") and (ii) warrants to purchase (x) an additional 2,000,000 shares of common stock of the Company at an exercise price of $1.00 per share, exercisable at any time prior to March 6, 2007 (the "Investor A Warrants") and (y) an additional 4,000,000 shares of common stock of the Company at an exercise price of $3.00 per share, exercisable at any time prior to March 6, 2003 (the "Investor B Warrants," and collectively with the Investor A Warrants, the "Investor Warrants"), for the aggregate consideration of $1,825,000 (the "Purchase Price"). Upon consummation of this transaction Andlinger Capital XXVI acquired the power to vote an aggregate of 16,606,000 shares of the Company's common stock (of which 6,000,000 shares are attributable to the Investor

Warrants) representing approximately 74% of the issued and outstanding common stock of the Company (including as outstanding for the purposes of determining such percentage the 6,000,000 shares issuable upon exercise of the Investor Warrants). Prior to the purchase by Andlinger Capital XXVI of the Investor Shares and the Investor Warrants, Axess agreed to contribute 2,800,000 shares of common stock to the Company.

The Company  designs,  manufactures,  markets and  services  computer-controlled
material   testing  systems  for  use  in  material  and  product  research  and development, on-line process monitoring and quality control.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

     Product sales are recorded upon shipment. Service revenue is recorded as services are performed. Maintenance agreement revenue is recorded on a straight-line basis over the terms of the respective agreements. Service revenue for the years ended December 31, 2000, 1999 and 1998 was $4,012,000, $3,473,000,
and $3,965,000, respectively. Deferred revenue relating to maintenance agreements amounted to $812,000 and $780,000 at December 31, 2000 and 1999, respectively, and is included in accrued liabilities in the accompanying consolidated balance sheets.

Inventories

     Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost (determined on the first-in, first-out method) or market. As of December 31, 2000 and 1999, the Company had a reserve of approximately $1,941,000 and $2,909,000, respectively, for excess and obsolete inventory. Approximately $558,000 of the decrease in the reserve resulted from disposal of obsolete inventory, upon which the Company received no proceeds.

Property, Plant and Equipment

     Property, plant and equipment is carried at cost. Depreciation and amortization of plant and equipment are computed based on the estimated service lives of the assets or lease terms, whichever is shorter, using the straight-line method. Betterments and major renewals are capitalized, while repairs, maintenance and minor renewals are expensed. When assets are disposed of, the assets and related allowances for depreciation are eliminated from the accounts and any resulting gain or loss is reflected in operations.

The estimated useful lives for each class of fixed assets are as follows:

                                     Office equipment                 5-8  years
Assets under direct                  Transportation equipment         3-5  years
   financing lease        15  years  Leasehold improvements             5  years
Machinery and equipment   5-8 years  Assets under capital lease         5  years

Income Taxes

     Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period plus or minus the change during the period in deferred tax assets and liabilities.

No provision has been made for U.S. income taxes which would be payable if undistributed earnings of approximately $290,000 as of December 31, 2000 of foreign subsidiaries were distributed to the Company in the form of dividends, since it is management's intention to permanently reinvest such earnings in the related foreign operations.

Goodwill and Intangibles

     Goodwill is amortized using the straight-line method over forty years. All other intangibles are amortized using the straight-line method over the respective useful lives. (See Accounting for the Impairment of Long-Lived Assets.)

     Capitalized software development costs have been fully amortized at December 31, 1999. Amortization expense relating to capitalized software development costs for the years ended December 31, 1999 and 1998 totaled $34,000 and $151,000, respectively.

     Deferred financing costs are amortized over the life of the loan. The unamortized balance of deferred financing costs at December 31, 2000 is $282,000.

Translation of Foreign Currencies

     Assets and liabilities of foreign subsidiaries are translated at current exchange rates and the effects of these translation adjustments are reported as a separate component of shareholders' equity. Realized gains and losses from foreign currency transactions are included in the consolidated statements of operations, as are unrealized gains and losses arising from the translation of the foreign subsidiaries' intercompany liability accounts into U.S. dollars. The Company's foreign currency exposure policy is to not enter into foreign currency derivative instruments.

Research and Development Costs

     Research and development costs are charged to expense as incurred.

Cash Flow Information

     Foreign currency cash flows have been converted to U.S. dollars at an appropriately weighted-average exchange rate or the exchange rates in effect at the time of the cash flows, where determinable.

     Net cash provided by operating activities for the years ended December 31, 2000, 1999 and 1998 reflects cash payments for interest of $1,301,000, $2,071,000 and $1,281,000, respectively, and income taxes of $194,000, $15,700 and $169,000, respectively. The bad debt expense for the years ended December 31, 2000, 1999 and 1998 was $21,500, $376,900 and $262,400, respectively.

     In 2000, noncash transactions from investing activities resulted in the issuance of approximately 680,000 shares of common stock valued at approximately $2,200,000 in connection with the acquisition of PSI. Additionally, noncash transactions from financing activities resulted in an increase in paid in capital of $3,730,000 from the Axess debt forgiveness.

Fair Value of Financial Instruments

     The estimated fair value of the Company's financial instruments as of December 31, 2000 and 1999 approximates the carrying amounts.

Concentration of Credit Risk

     The Company's product line, consisting of rheological and thermal analytical laboratory instruments, is sold worldwide, principally to large corporations, and research, educational and governmental institutions. The Company does not require collateral from its customers. The accounts receivable are spread among a number of customers and are geographically dispersed such that in management's opinion credit risk is minimized.

Accounting for the Impairment of Long-Lived Assets

     The Financial Accounting Standards Board issued Statement of Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121") in March 1995. SFAS 121 requires companies to review their long-lived assets and certain identifiable intangibles (collectively, "Long-Lived Assets") for impairment whenever events or changes in circumstances indicate that the carrying value of a Long-Lived Asset may not be recoverable.

     In 1995, the Company acquired from Mettler-Toledo AG ("Mettler") the exclusive worldwide rights for two rheological test instruments, the RM180 and the RM260. The Company recorded an intangible asset of $1,525,000 related to these property rights and was amortizing this asset on a straight-line basis over six years. At the end of 1996, based on the performance of the products over the past year, an evaluation was made of the future cash inflows and outflows of these products. Based on this evaluation, an impairment of $696,000 was realized. The remaining balance of $400,000 was amortized on a straight-line basis over the remaining four years of the agreement.

Earnings (Loss) Per Share

     The Company calculates net income per share as required by Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128 replaces the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of stock options, warrants, and convertible securities.

The following table sets forth the computation of basic and diluted earnings per share:

(dollars in thousands except per share data)      Year Ended December 31, 2000
--------------------------------------------      ----------------------------
Net income available to common
           Shareholders
                                                                           91
                                                                           --
Denominator for basic earnings per share:
     Weighted average:
           Common shares outstanding                                   18,937
Effect of dilutive securities:
     Preferred Stock                                                      833
     Stock options                                                        381
     Warrants                                                           2,808
                                                                        -----
Denominator for diluted earnings per share                             22,959

Basic earnings per share                                                $0.00

Diluted earnings per share                                              $0.00

For the years ended December 31, 1999 and 1998 common stock equivalents were anti-dilutive.

     The Company changed its authorized number of shares of common stock from 20,000,000 to 49,000,000 and adjusted the par values from no par with a stated value of .001 to par value of .01. The Company's financial statements give effect to the change in the par value for all years presented.

Other Matters

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), for fiscal years beginning after June 15, 2000. The provisions of SFAS 133 require all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS 133. The Company is prepared to adopt this standard in the first quarter of 2001.

     In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"), which must be adopted no later than fourth quarter of 2000. As the Company's accounting policies are consistent with the provisions of SAB 101, there was no impact on the financial statements.

2.   Property, Plant and Equipment

     Property, plant and equipment as of December 31 consisted of the following:

                                             2000                     1999
                                             ----                     ----

Assets under direct financing lease   $   6,607,000             $   6,465,000
Machinery and equipment                   3,781,000                 3,651,000
Office equipment                          5,445,000                 5,294,000
Transportation equipment                     94,000                    80,000
Leasehold improvements                      135,000                   148,000
                                      -------------             -------------
                                      $  16,062,000             $  15,638,000
                                      =============             =============

     On February 23, 1996, the Company entered into a sale/leaseback arrangement whereby the Company sold its corporate headquarters and main manufacturing facility, and the 19 acres of real property on which the facility is located (the facility and the real estate being referred to herein as the "Facility") for $6,300,000. The transaction was treated as a financing. A lease obligation was recorded and the asset was written down to the amount of the proceeds. The asset is being amortized over the life of the lease on a straight-line basis. Accumulated amortization on the asset under direct financing was $2,066,000 and $1,623,000 as of December 31, 2000 and 1999, respectively.

     Simultaneously with the sale to the Landlord, the Company entered into a long-term lease of the Facility from the Landlord. The initial term of the lease is 15 years, subject to five-year extensions through 2026. Under the terms of the lease, the Company has certain rights of first refusal to purchase the Facility and the right to acquire up to 11 acres of undeveloped real estate constituting a portion of the Facility (the "Excess Land") under certain circumstances.

3.   Long-Term Debt and Short-Term Borrowings

     Long-term debt as of December 31 consisted of the following:

                                                         2000          1999
                                                         ----          ----
Obligation under sale/leaseback payable through
February 2011, with interest imputed at a rate
of 13.9% for 2000 and 1999                          $  4,644,000   $  4,715,000

Term-Note payable through March 2003 with
interest at prime plus 1.5% (11.00% at December
31, 2000)                                              1,275,000             --
--- ----                                            ------------    -----------
                                                       5,919,000      4,715,000
Less current maturities                                  524,000        190,000
                                                    ------------   ------------
                                                    $  5,395,000   $  4,525,000
                                                    ============   ============

     Following are the annual maturities of long-term debt (in thousands): 2001 $524; 2002 $566; 2003 $980; 2004 $350; 2005 $402; and $3,097 thereafter.

Short-Term Borrowings

     On February 23, 1996, simultaneously with the consummation of the sale/leaseback arrangement, the Company entered into the Loan and Security Agreement (the "Prior Loan Agreement"), which provided for a working capital revolving credit facility.

     On November 12, 1999, the Company's lender amended the Prior Loan Agreement extending its term to November 30, 2000. As of November 12, 1999, all foreign lines of credit were consolidated into the domestic line of credit and the foreign receivables were no longer used in the calculation of the borrowing base. In addition, the facility limit was permanently reduced to $6,500,000 and the inventory sublimit was to be permanently and automatically decreased by $25,000 each week. The advance rate of 69% on eligible receivables was reduced in March 2000 to 61%. Covenant requirements were revised based on the Company's forecast for 2000.

     On March 6, 2000, in connection with the transactions under the Purchase Agreement and with the support and assistance of Andlinger Capital XXVI, the Company made a final payment under the Prior Loan Agreement and terminated such agreement and obtained a credit facility with PNC Bank, National Association ("PNC Bank"). The new Revolving Credit, Term Loan and Security Agreement (the "Loan Agreement") provides for a total facility of $14,500,000, of which $13,000,000 is a working capital revolving credit facility with an initial three-year term expiring on March 6, 2003. The amount of available credit is determined by the level of certain eligible receivables and inventories. The line of credit bears interest at the prime rate, 9.5% at December 31, 2000. Additionally, the Loan Agreement contains various covenants including a financial covenant that generally requires the Company to maintain a fixed charge coverage ratio (as defined in the Loan Agreement) of .7 to 1 for the three-month period ending June 30, 2000 and 1.1 to 1 thereafter. As of December 31, 2000 the Company is in compliance with these covenants. The Loan Agreement also includes a term loan with PNC Bank in the amount of $1,500,000 to be repaid in 4 equal quarterly installments of $75,000, 23 monthly installments of $25,000 and a final payment of $625,000 due at maturity on March 6, 2003. The term loan bears interest at prime plus 1.5 percent which is due monthly. The outstanding balance of the term loan obligation is $1,275,000 at December 31, 2000. The Loan Agreement is subject to customary event of default and acceleration provisions and is collateralized by substantially all of the Company's assets.

     The Company at December  31,  2000 had total  borrowings  under its working capital credit facility of $6,553,000 with remaining availability of approximately $2,353,000. The weighted-average interest rate on short-term debt outstanding was 9.5% and 9.89% as of December 31, 2000 and 1999, respectively.

     The Company's foreign subsidiaries sell certain accounts receivable balances to financial institutions. At December 31, 2000, trade receivables discounted with recourse amounted to $385,000 and are shown as borrowings on the consolidated balance sheet. During the years ended December 31, 2000 and 1999, approximately $2,233,000 and $3,732,000, respectively, of trade receivables were sold, with recourse, to banks.

4.   Long-Term Debt - Affiliate

     Long-term debt - affiliate as of December 31 consisted of the following:

                                                    2000              1999
                                                    ----              ----
     Subordinated promissory note due
     February 28, 2006 with interest at 6%
     per annum beginning March 6, 2001         $ 1,000,000                --
     Subordinated term note due February 28,
     2002 with interest at 12% per annum                --        $8,206,000

     The Company and Axess executed various subordinated term loans during the years ended December 31, 1993, 1994 and 1995 aggregating $5,740,000. On February 23, 1996, Axess and the Company consolidated all of the outstanding notes and deferred interest amounting to $518,000 into a new subordinated note for an aggregate amount of $6,258,000. The new note bore interest at 12% payable monthly and was due February 28, 1999. On July 13, 1999, the due date was extended to February 28, 2002.

     On September 30, 1999, Axess and the Company executed an Amended and Restated Subordinated Unsecured Working Capital Note combining the indebtedness of the $6,258,000 term note with other indebtedness of $1,948,000 for an aggregate amount of $8,206,000. This term note was due February 28, 2002 and bore interest at 12%.

     On March 6, 2000 in conjunction with the Andlinger transaction, Axess cancelled the debt of $8,206,000 and the accrued interest thereon in exchange for (x) the payment by the Company to Axess of $3,500,000 in cash; (y) the issuance to Axess of a subordinated promissory note in the principal amount of $1,000,000 payable upon the sale of one of the Company's product lines and
(z) the issuance to Axess, of a warrant (the "Preferred Stock Warrant") to purchase 1,000 shares of the Company's non-voting convertible redeemable preferred stock (convertible into 1,000,000 shares of common stock) to be issued, subject to stockholder approval, pursuant to an amendment to the certificate of incorporation of the Company.

     The subordinated promissory note calls for a mandatory prepayment in the event of the sale of one of the Company' product lines. Beginning on March 31, 2001, repayment shall begin in the amount of $50,000 per quarter plus accrued interest on the unpaid balance at a rate of 6% per annum. The entire unpaid principal and interest balance is due and payable on February 28, 2006.

     Accrued affiliate interest at December 31, 1999 was $1,020,000.

5.   Income Taxes

     The components of deferred tax assets and liabilities as of December 31 consisted of the following:

                                                            2000                  1999
                                                            ----                  ----
     Inventory reserves, inventory capitalization

        and intercompany profit in inventory             $ 500,000            $1,236,000
     Other                                                 160,000             1,171,000
     Net operating loss carryforwards                    7,385,000             7,046,000
     Research and development and other tax
        credit carryforwards                             1,002,000             1,001,000
                                                         ---------             ---------
     Gross deferred tax assets                           9,047,000            10,454,000
                                                         ---------            ----------
     Gross deferred tax liabilities                       (229,000)             (159,000)
                                                         ---------            ----------
     Net deferred tax asset before valuation
        allowance                                        8,818,000            10,295,000
     Valuation allowance on deferred tax assets         (8,818,000)          (10,295,000)
                                                        ----------           -----------
     Net deferred tax asset                          $          --        $           --
                                                     =============           ===========

     A valuation allowance is established when it is more likely than not that a portion or all of the deferred tax assets will not be realized.

     At December 31, 2000, the Company had federal net operating loss carryforwards for income tax purposes of approximately $11,813,000 that expire in 2005 through 2020, state net operating losses of $6,102,000 that expire 2000 through 2010, and foreign loss carryforwards of approximately $6,290,000, a portion of which may be carried forward indefinitely. The Company also has other tax credit carryforwards aggregating approximately $1,002,000 at December 31, 2000, which expire in 2001 through 2010.

     The change in ownership resulting from the August 21, 1992 sale of common stock and a subordinated convertible debenture has resulted in a limitation on future annual utilization of domestic tax credits and net operating losses, pursuant to Internal Revenue Code Sections 382 and 383.

     On March 6, 2000 pursuant to a Securities Purchase Agreement between Rheometric Scientific, Axess Corporation and Andlinger Capital XXVI, Andlinger Capital acquired the power to vote an aggregate of 16,606,000 shares of the Company's common stock representing approximately 74% of the issued and outstanding common stock of the Company. This includes 6,000,000 shares issuable upon exercise of the Investor Warrants. This will result in a further limitation on future annual utilization of domestic tax credits and net operating losses, pursuant to Internal Revenue Code Sections 382 and 383.

     Income/(loss) before income taxes as of December 31 consisted of the following:

                           2000                1999                1998
                           ----                ----                ----
         Domestic        $55,000           $(2,438,000)         $2,402,000
         Foreign          45,000            (2,457,000)         (3,426,000)
                          ------            ----------          ----------
                        $100,000           $(4,895,000)        $(1,024,000)
                        ========           ===========         ===========

     The components of income tax expense for the years ended December 31 consisted of the following:

                             2000                    1999                1998
                             ----                    ----                ----
         Federal:
              Current             --       $       (35,000)      $      (65,000)
              Deferred            --                   --                    --
                               -----                ------               ------
                                  --               (35,000)             (65,000)
                               -----                ------               ------

         Foreign:
              Current          5,000               276,000               181,000
               Deferred           --                   --                     --
                               -----               -------               -------

                               5,000               276,000               181,000
                               -----               -------               -------
         State:
              Current          4,000                 2,000                 4,000
              Deferred            --                   --                     --
                               -----               -------               -------
                               4,000                 2,000                 4,000
                               -----                 -----                 -----
                               9,000       $       243,000        $      120,000
                               =====       ===============        ==============

     The Company's effective tax rate varies from the statutory federal tax rate as of December 31 as a result of the following:

                                                        2000                 1999                    1998
                                                        ----                 ----                    ----
         Computed statutory income
           tax (benefit)                          $     34,000         $  (1,664,000)         $     (290,000)
         State income taxes, net of Federal
           tax benefit                                   4,000                 2,000                   2,000
         Foreign taxes in excess of/(less than)
         statutory rate                                (10,000)              274,000                 164,000
         Utilization of net operating losses           (19,000)                   --                (841,000)
         Effect of loss carryforwards not
           recognized                                       --             1,713,000               1,071,000
         Warrants issued for services                       --               (57,000)                     --
         Other                                                               (25,000)                 14,000
                                                        ------               -------                  ------
                                                  $      9,000         $     243,000          $      120,000
                                                  ============         =============          ==============

6.   Capital Stock and Stock Option and Incentive Plans

     The Company has two stock option plans under which stock options may be granted, the 1996 Stock Option Plan (the "1996 Plan") and the 2000 Stock Option Plan (the "2000 Plan"). The 1996 Plan, as amended, authorizes the issuance of up to 500,000 shares of the Company's common stock as incentive stock options pursuant to Section 422 of the Internal Revenue Code. The 2000 Plan authorizes the issuance of up to 1,000,000 shares of the Company's common stock. Stock options are granted at prices which equate to the market value of the stock on the date of option grant. Options generally become exercisable in ratable installments over a four-year period, with unexercised options expiring no later than 10 years from the date of grant.

     Stock option activity for the years 2000 and 1999 is as follows:

                                                       2000                               1999
                                                       ----                               ----

                                                           Weighted                            Weighted
                                                            Average                             Average
                                                           Exercise                            Exercise
                                             Shares          Price              Shares           Price
                                             ------         -------             ------         --------
        Outstanding at January 1,           414,400          $0.84             352,400          $0.99
                    Granted                 333,700           4.19              75,000           0.28
                    Exercised                    --             --                  --             --
                    Canceled                 24,000           3.83              13,000           1.75
         Outstanding at December 31,        724,100           2.28             414,400           0.84
         Exercisable at December 31,        328,650           0.93             269,550           0.99
         Available for grant at                                                 85,600
           December 31,                     775,900
         Weighted average fair value of                                          $0.38
          options granted during the          $3.39
         period


     The  following  table  summarizes  the  information   about  stock  options
outstanding at December 31, 2000:

                                  Options Outstanding                              Options Exercisable
                                  -------------------                              -------------------
                                                Weighted
                                                Average         Weighted                         Weighted
                               Number          Remaining        Average          Number           Average
        Range of           Outstanding at     Contractual       Exercise     Outstanding at      Exercise
     Exercise Prices        December 31,      Life (Years)       Price        December 31,         Price
     ---------------       --------------     ------------       -----        ------------         -----
     $0.28 - $4.375            724,100            8.32           $2.28          328,650            $0.93


     The Company has adopted the "disclosure only" provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock Based Compensation ("SFAS 123") and, accordingly, no compensation cost has been recognized in the statements of operations. Had the Company accounted for stock options under the fair value method of SFAS 123, net income would have decreased by approximately $39,000 in 2000 and net loss would have increased by $29,000 for 1999. The per share impact was less than $0.01 in both years.

     The fair value of the options granted were estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                              2000             1999
                                              ----             ----
         Risk free interest rate             5.75%            5.875%
         Expected volatility                36.10%            88.46%
         Expected life (years)                  4                 4
         Dividend yield                         0%                0%

     In connection with the sale/leaseback arrangement, the Company issued the following three warrants to acquire shares of its common stock, all having an exercise price of $2.00 per share: (1) a warrant to the Landlord to purchase 132,617 shares of Common Stock of the Company, exercisable during the term of the lease; (2) a conditional warrant to the Landlord to purchase 331,543 shares of Common Stock of the Company which shall only be exercisable if the indebtedness owed by the Landlord under the Mortgage Loan is repaid prior to February 23, 1997; or if the Landlord is unable to refinance the indebtedness owed under the Mortgage Loan prior to February 23, 1997, solely as a result of environmental contamination relating to the 11 acres of undeveloped real estate constituting a portion of the Facility (the "Excess Land"); and (3) a conditional warrant to the Landlord's Lender (the "Lender") to purchase 331,543 shares of Common Stock which shall only be exercisable if the indebtedness owed under the Mortgage Loan by Landlord to the Lender is not refinanced prior to February 23, 1997. On February 20, 1997, the Landlord refinanced the Mortgage Loan and the Company's interest in the Mortgage Loan was repaid. On that same day, the conditional warrant to the Landlord to purchase 331,543 shares of Common Stock of the Company became exercisable and the conditional warrant to the Lender terminated. On July 22, 1998 in consideration for waiving certain covenant violations, the exercise price for the outstanding warrants was reduced to $1.00 per share. Additionally, on December 29, 1999 in consideration of waiving certain covenant violations, the exercise price for the outstanding warrants was reduced to $0.37 per share.

     On March 6, 2000, pursuant to a Securities Purchase Agreement dated as of February 17, 2000, by and between the Company, Axess and Andlinger Capital XXVI LLC ("Andlinger Capital XXVI"), as amended (the "Purchase Agreement") and certain related agreements, to provide Andlinger Capital XXVI with control of the Company, Andlinger Capital XXVI purchased (i) 10,606,000 shares of newly issued common stock of the Company (the "Investor Shares") and (ii) warrants to purchase (x) an additional 2,000,000 shares of common stock of the Company at an exercise price of $1.00 per share, exercisable at any time prior to March 6, 2007 (the "Investor A Warrants") and (y) an additional 4,000,000 shares of common stock of the Company at an exercise price of $3.00 per share, exercisable at any time prior to March 6, 2003 (the "Investor B Warrants," and collectively with the Investor A Warrants, the "Investor Warrants"), for the aggregate consideration of $1,825,000 (the "Purchase Price"). Upon consummation of this transaction, Andlinger Capital XXVI acquired the power to vote an aggregate of 16,606,000 shares of the Company's common stock (of which 6,000,000 shares are attributable to the Investor Warrants) representing approximately 74% of the issued and outstanding common stock of the Company (including as outstanding for the purposes of determining such percentage the 6,000,000 shares issuable upon exercise of the Investor Warrants). Prior to the purchase by Andlinger Capital XXVI of the Investor Shares and the Investor Warrants, Axess agreed to contribute 2,800,000 shares of common stock to the Company.

     In conjunction with the acquisition of Protein Solutions, Andlinger Capital XXVI exercised Investor A Warrants for the purchase of one million shares of common stock of the Company at an exercise price of $1.00 per share.

7.   Employee Benefit Plans

     The Company has a 401(k) Savings and Investment Retirement Plan (the "401(k) Plan") under which the Company matches a portion of the employees' salary deduction contributions. Substantially all domestic employees are eligible to participate in the 401(k) Plan. Contributions by the Company were $110,000, $124,000 and $141,000 for the years ended December 31, 2000, 1999 and
1998, respectively. The Company's foreign subsidiaries also sponsor employee retirement plans. The expense recorded by the Company for such plans was insignificant for the years ended December 31, 2000, 1999 and 1998. The Company does not sponsor any post-retirement health, life insurance or related benefit plans, nor any significant post-employment benefit plans.

8.   Commitments and Contingencies

     The Company and its subsidiaries are parties to various operating leases relating to office facilities, transportation vehicles, and certain other equipment, principally data processing. Real estate taxes, insurance and maintenance expenses are normally obligations of the Company. All leasing arrangements contain normal leasing terms without unusual purchase options or escalation clauses. Rent expense was $480,000, $527,000 and $679,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

     On February 23, 1996, the Company entered into a sale/leaseback arrangement that is recorded as a financing on its facility in Piscataway, New Jersey. As a result of this transaction, the Company is committed to a 15-year lease with an initial annual payment of $1,180,000 payable quarterly. The facility lease is treated as debt for financial reporting purposes. See Note 3 - Long-Term Debt.

     The lease is subject to an annual CPI adjustment that is capped at 3% per year. On March 1, 2000 the basic rent payment was adjusted to $854,986 and on March 1, 2001, the basic rent payment was again adjusted to $884,288.

     The minimum commitments under noncancellable leases consisted of the following at December 31, 2000:



                                                                 Direct
                                                Operating      Financing
                                   Year          Leases          Lease
                                   ----          ------          -----

                                   2001          $442,000      $879,000
                                   2002           151,000       884,000
                                   2003            50,000       884,000
                                   2004            23,000       884,000
                                   2005            18,000       884,000
                              Thereafter                0     4,570,000
                                                 --------     ---------
Total minimum lease payments                    $ 684,000     8,985,000
                                                              =========
Less amounts representing interest                            4,341,000
                                                              ---------

Total lease obligation                                        4,644,000
         Less current maturities                                224,000
                                                                -------

         Long-term lease obligation under refinancing        $4,420,000
                                                             ==========


     On August 27, 1998, the Company consummated the assignment of lease of its Epsom facility in the United Kingdom to a third party and moved its sales and service personnel to offices located in Leatherhead. In the event of non-performance by the third party, the Company is liable. Should they not perform, the Company's additional cash outflow would be $194,000 per year in years 2001, 2002, 2003, 2004 and 2005 and $1,650,000 thereafter.

     The Company has employment agreements with key management executives. The agreements provide for one-year's base pay for terminations up to February 2001 and ten month's base pay for terminations from February 17, 2001 to February 17, 2002. Thereafter these agreements will expire. If termination occurs between February 17, 2001 and February 17, 2002, the minimum obligation approximates $461,000. Additionally, the Company has entered into consulting agreements. The minimum obligation under the terms of the consulting agreements is $10,000. The Company entered into a 15-year royalty agreement in August 1991 for the Elongational Rheometer Products. This royalty agreement is based on sales of the product. Accrued royalties were $27,000 and $87,000 at the end of 2000 and 1999, respectively.

     In the ordinary conduct of its business, the Company may be party to litigation. At December 31, 2000, in the opinion of management, there are no matters pending or threatened which would have a material adverse effect on the consolidated financial position or results of operations of the Company.

9.   Operating Segments/Foreign Operations and Geographic Information

     Effective December 31, 1998, the Company adopted SFAS 131 "Disclosures about Segments of an Enterprise and Related Information". The Company's three reportable segments are: Domestic, Europe, and the Far East. The accounting policies of the reportable segments are the same as those described in the Summary of Significant Accounting Policies. The Company evaluates the performance of its operating segments based on revenue performance and operating income.

     Summarized  financial  information   concerning  the  Company's  reportable
segments is shown below:


      (In thousands)      Domestic      Europe        Japan        Consolidated
      -------------------------------------------------------------------------
      Trade Sales:

      2000                $16,906       $7,100         $5,877         $29,883
      1999                 15,114        6,465          6,784          28,363
      1998                 16,278        7,587          6,743          30,608

      Intercompany Revenues
      2000                  6,972        1,242              0              --
      1999                  5,950        1,113              0              --
      1998                  7,760        1,260              0              --

      Operating Income (loss)
      2000                  2,296         (681)           410           2,025
      1999                 (1,119)      (1,737)           189          (2,667)
      1998                  4,360       (3,141)          (120)          1,099

      Total Assets
      2000                 17,737        4,419          4,636          26,792
      1999                 15,347        3,949          4,687          23,983
      1998                 25,483         (801)         3,852          28,534

      Depreciation and Amortization (including intangibles)
      2000                    844          129             26             999
      1999                    765          101             24             890
      1998                    779          179             29             987


     PSI, acquired effective November 17, 2000, is included in the domestic segment. The figures above include the following PSI numbers (in thousands):
Sales of $481; Operating income of $21; Total assets of $3,755; and Depreciation of $3.

     Sales between geographic areas are priced on a basis that yields an appropriate rate of return based on assets employed, risk and other factors. Included in domestic sales are export sales of $2,996,000, $728,000 and $180,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

10.      Property Rights Acquisition

     On January 1, 1995, the Company acquired from Mettler-Toledo AG ("Mettler") the exclusive, worldwide rights for two rheological test instruments, the RM180 and RM260, that serve the coatings, paints, biological fluids, cosmetics and lubricants industries.

     The Company established a distribution network while Mettler continued to manufacture the two instruments and maintain necessary levels of spare parts. The original cost of the property rights was 2,500,000 Swiss Francs or $1,905,500 U.S. dollars. During the transition phase, the Company paid Mettler for manufacturing the products plus a 10% royalty payment on sales. After the Company assumed manufacturing, Mettler was to receive quarterly royalty payments based upon a percentage of sales or a minimum payment formula. Beginning in 1995, interest accrued on the unpaid balance at 6% per annum. The original cost of $1,905,500 was adjusted for anticipated interest costs to arrive at total estimated payments of $2,225,500. This amount was discounted using a 12.9% effective rate of interest. The Company recorded a liability of $1,525,000. The discount was being amortized over a six-year period using the interest method. The liability balance at December 31, 1999 was $1,212,000.

     On March 6, 2000 in conjunction with the Andlinger transaction, the Mettler debt was settled for the amount of $1,212,000. This payment satisfied the entire debt to Mettler.

11.      Restructuring of Operations

     In the third quarter of 1997, a restructuring provision totaling $1,624,000 was recorded for the restructuring of the international manufacturing and sales and marketing operations. The restructuring charge consists of approximately $1,300,000 for costs associated with the planned sub-lease of the UK manufacturing facility, $100,000 for termination of other leases in Europe and $224,000 of severance costs for the UK manufacturing employees. Approximately $198,000 of the original reserve was reversed in 1998 since actual expenses came in below original estimates. There were savings related to the European leases of $143,000 and expenses not incurred related to headcount reductions of $24,000. In addition, the fixed assets written off were lower than anticipated by $31,000. The reversal is shown as income on the consolidated statements of operations.

12.      Convertible Redeemable Preferred Stock

     In conjunction with the March 6, 2000 Purchase Agreement, the Company issued to Axess 1,000 shares of convertible redeemable preferred stock with a $1,000 per share liquidation preference, redeemable over a five year period. Each such preferred share is subject to mandatory redemption at $1,000 per share, or convertible at the holder's option into 1,000 shares of the Company's common stock.

         The mandatory redemption dates are as follows:



                            No of Shares
            Date         of Preferred Stock     Price/Share           Total
            ----         ------------------     -----------           -----
         March 6, 2001        200                $1,000             $200,000
         March 6, 2002        200                 1,000              200,000
         March 6, 2003        200                 1,000              200,000
         March 6, 2004        200                 1,000              200,000
         March 6, 2005        200                 1,000              200,000
                            1,000                                 $1,000,000


     On March 1, 2001 Axess elected to convert 200 shares of the preferred stock to 200,000 shares of common stock of the Company.

13.      Protein Solutions Acquisition

     Effective November 17, 2000, the Company acquired all of the issued and outstanding capital stock of PSI Holding Corporation, a Virginia corporation ("PSI", and its wholly-owned subsidiaries, Protein Solutions, Inc., a Virginia corporation and its affiliate Protein Solutions Ltd., a corporation organized under the laws of England and Wales, when PSI merged with and into PSI Acquisition Corp., a wholly-owned subsidiary of the Company ("Acquisition Sub"), pursuant to a Merger Agreement (the "Merger Agreement"), dated as of November 20, 2000. PSI was acquired for approximately $525,000 cash and approximately 680,000 shares of Rheometric common stock. Upon consummation of the merger, Acquisition Sub changed its name to Protein Solutions Holdings, Inc. The acquisition was accounted for using the purchase method of accounting. Accordingly, the net assets were allocated based upon their fair values at the acquisition's effective date of November 17, 2000. The Company's consolidated statements of operations do not include the revenues and expenses of PSI prior to this date. The excess of the purchase price over the fair value of the net assets acquired (goodwill) of approximately $2,356,000 will be amortized on a straight-line basis over 40 years.

     In conjunction with this transaction, Andlinger Capital XXVI exercised Investor A Warrants for the purchase of one million shares of common stock of the Company at an exercise price of $1.00 per share. These warrants were acquired by Andlinger Capital in March of 2000 in connection with its majority equity investment in the Company. A portion of the one million received by the Company upon such exercise was applied to the cash portion of the purchase price of PSI.

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)


ASSETS                                         June 30, 2001   December 31, 2000
                                               -------------   -----------------
Current Assets
Cash                                            $      1,058     $         786
Accounts receivable, net                               9,162             9,858
Inventories, net
   Finished goods                                      2,494             1,664
   Work in process                                     1,329             1,045
   Assembled components, materials, and parts          4,951             4,138
                                                ------------     -------------
                                                       8,774             6,847
Prepaid expenses and other assets                        714               882
                                                ------------     -------------

   Total current assets                               19,708            18,373
                                                ------------     -------------

Property, plant, and equipment                        16,763            16,062
Less accumulated depreciation and amortization        11,161            10,815
                                                ------------     -------------

Property, plant, and equipment, net                    5,602             5,247
Goodwill                                               5,136             2,349
Other assets and deferred financing costs                782               823
                                                ------------     -------------

      Total Assets                              $     31,228     $      26,792
                                                ============     =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Short-term bank borrowings                      $      8,526     $       6,553
Current maturity of long-term debt                       692               524
Current maturity of long-term debt affiliate             250                 -
Accounts payable                                       3,535             3,400
Borrowings against accounts receivable                   526               385
Accrued liabilities                                    3,905             3,543
                                                ------------     -------------

      Total current liabilities                       17,434            14,405
                                                ------------     -------------

Long-term debt                                         5,561             5,395
Long-term debt - affiliate                               700             1,000
Other long-term liabilities                              151               151
                                                ------------     -------------

      Total liabilities                               23,846            20,951
                                                ------------     -------------
Commitments and Contingencies
Convertible Redeemable Preferred Stock                   800             1,000
                                                ------------     -------------
Shareholders' Equity
Preferred Stock, par value of $.01,
Authorized one million shares,
issued and outstanding eight hundred shares at
June 30, 2001 and one thousand at December 31, 2000        -                --

Common stock, par value of $.01,
Authorized 49,000 shares;  issued
26,748 shares at June 30, 2001 and
25,716 at December 31, 2000                               267              257
Additional paid-in capital                             36,216           33,248
Accumulated deficit                                   (29,625)         (28,738)

Treasury stock, at cost, 2,800 shares
at June 30, 2001 and December 31, 2000                    --                --
Accumulated other comprehensive  (loss)/income          (276)               74
                                                ------------     -------------
      Total shareholders' equity                       6,582             4,841
                                                ------------     -------------
                                                   $  31,228        $   26,792
                                                ============     =============

See Notes to Condensed Consolidated Financial Statements.


                                                 RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
                                                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                                      (In thousands, except per share data)
                                                                   (Unaudited)

                                                  Three Months Ended                     Six Months Ended
                                                       June 30,                              June 30,
                                                       --------                              --------

                                                 2001               2000               2001               2000
                                             --------           --------           --------           --------
Sales                                        $  7,396           $  7,807           $ 15,041           $ 14,427

Cost of sales                                   4,157              4,068              8,272              7,608
                                             --------           --------           --------           --------

Gross profit                                    3,239              3,739              6,769              6,819
                                             --------           --------           --------           --------
General and administrative expenses               764                569              1,469              1,233
Marketing and selling expenses                  1,997              2,083              4,130              3,910
Research and development expenses                 496                532                987              1,017
                                             --------           --------           --------           --------
Total Operating Expenses                        3,257              3,184              6,586              6,160
                                             --------           --------           --------           --------

Operating income/(loss)                           (18)               555                183                659

Interest expense                                 (350)              (342)              (688)              (622)

Foreign currency gain/(loss)                     (155)                41               (382)              (183)
                                             --------           --------           --------           --------

Income /(loss) before income taxes               (523)               254               (887)              (146)

Income taxes                                       --                 --                 --                 (3)
                                                                                                      --------

Net income/ (loss)                           $   (523)          $    254           $   (887)          $   (149)
                                             ========           ========           ========           ========

Net income/(loss) per share
  Basic                                      $  (0.02)          $   0.01           $  (0.04)          $  (0.01)
                                             ========           ========           ========           ========
  Diluted                                    $  (0.02)          $   0.01           $  (0.04)          $  (0.01)
                                             ========           ========           ========           ========
Average number of shares Outstanding
  Basic                                        23,347             18,280             23,139             16,201
                                             ========           ========           ========           ========
  Diluted                                      23,347             23,865             23,139             16,201
                                             ========           ========           ========           ========



See Notes to Condensed Consolidated Financial Statements

                           RHEOMETRIC SCIENTIFIC, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                               Six Months Ended
                                                                  June 30,
                                                               2001        2000
                                                               ----        ----
Cash Flows from Operating Activities:
Net loss                                                    $   (887)   $  (149)
Adjustments to reconcile net loss to net cash used in
      operating activities:
     Depreciation and amortization of plant and equipment        429        412
      Amortization of goodwill and intangibles                    68         79
      Provision for inventory reserves                            89        201
      Unrealized currency loss                                   348        250
Changes in assets and liabilities (net of effect of Aviv
      acquisition):
      Accounts receivable                                        518      1,130
      Inventories                                             (1,573)       767
      Prepaid expenses and other current assets                  137       (389)
      Accounts payable and accrued liabilities                  (683)       913
      Other assets                                               (21)      (248)
      Other non-current liabilities                                -         (4)
                                                            ---------   --------

Net cash (used in)/provided by operating activities           (1,575)      2,962
                                                            ---------   --------

Cash Flows from Investing Activities:
  Cash acquired ($327) in excess of Aviv acquisition
  costs                                                           40          -
  PSI acquisition costs                                          (31)         -
  Purchases of property, plant, and equipment                   (169)       (68)
                                                            ---------   --------
Net cash used in investing activities                           (160)       (68)
                                                            ---------   --------

Cash Flows from Financing Activities:
  Net borrowings under line of credit agreements               1,899        796
  Net borrowing/(repayments) against accounts receivables        179       (651)
  Net borrowings long-term debt                                  150      1,425
  Repayment of long-term debt affiliate                          (50)    (3,500)
  Repayment Mettler                                                -     (1,212)
  Proceeds from issuance of common stock net of
  Issuance costs                                                  37        896
  Repayment of lease obligation                                 (118)       (93)
                                                            ---------   --------
Net cash provided by/(used in) financing activities            2,097     (2,339)
                                                            ---------   --------
Effect of exchange rate changes on cash                          (90)        24
                                                            ---------   --------
Net increase in cash                                             272        579
Cash at beginning of period                                      786        265
                                                            ---------   --------
Cash at end of period                                        $ 1,058     $  844
                                                            =========   ========
Cash payments for interest                                   $   682     $  622
                                                            =========   ========
Cash payments for income taxes                               $     -     $  190
                                                            =========   ========
See Notes to Condensed Consolidated Financial Statements.

                  RHEOMETRIC SCIENTIFIC, INC. AND SUBSIDIARIES
        CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                                 (In thousands)
                                   (Unaudited)



                                      Three Months               Six Months
                                     Ended June 30,            Ended June 30,
                                   2001         2000          2001        2000
                                   ----         ----          ----        ----

Net (loss) / income              $  (523)     $  254      $   (887))   $  (149)
Other comprehensive loss
Foreign currency translation
 Adjustments                         (18)        (51)         (350)        (30)
                                     ---         ---          ----         ---
Comprehensive (loss)/ income     $  (541)     $  203      $ (1,237)    $  (179)
                                 =======      ======      ========     =======


See Notes to Condensed Consolidated Financial Statements.

                           RHEOMETRIC SCIENTIFIC, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.   Accounting Policies


     The information included in the foregoing interim financial statements is unaudited. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of financial position and results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the entire year. These quarterly financial statements should be read in conjunction with the latest Annual Report on Form 10-K for Rheometric Scientific, Inc. (referred to as "Rheometric" or the "Company").

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), for fiscal years beginning after June 15, 2000. The provisions of SFAS 133 require all derivatives to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS
133. In June 2000 the FASB issued SFAS No. 138, which amends certain provisions of SFAS 133. For interim periods beginning in 2001, the Company has adopted these standards.

     In December 1999, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"), which was adopted in the fourth quarter of 2000. As the Company's accounting policies are consistent with the provisions of SAB 101, there was no impact on the financial statements.

     On June 29, 2001, Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") was approved by FASB. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Goodwill and certain intangible assets, arising from these business combinations, will remain on the balance sheet and not be amortized. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets must be tested for impairment, and write-downs may be necessary.

     On June 29, 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142") was approved by the FASB. SFAS 142 changes the accounting for goodwill and indefinite lived intangible assets from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations and indefinite lived intangible assets, will cease upon adoption of this statement. Identifiable intangible assets will continue to be amortized over their useful lives and reviewed for impairment in accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". We are required to implement SFAS 142 on January 1, 2002. If SFAS 142 had been in effect for the six-month period ended June 30, 2001, amortization expense related to goodwill and net loss would have been reduced by approximately $36,000; however, impairment reviews may result in future periodic write downs.

2.   Earnings/(Loss) Per Share

     The Company calculates basic and diluted earnings/(loss) per share as required by Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Basic earnings/(loss) per share excludes any dilutive effect of stock options, warrants, and convertible securities.

     The following table sets forth the computation of basic and diluted earnings/(loss) per share:


                                                    Three Months     Six Months
                                                  Ended June 30,  Ended June 30,
                                                  ------------------------------
(dollars in thousands except per share data)       2001    2000    2001    2000
--------------------------------------------       ----    ----    ----    ----
Net income (loss) available to common
Shareholders                                       (523)    254    (887)   (149)
Denominator for basic earnings (loss)
per share:
    Weighted average:
    Common shares outstanding                    23,347  18,280  23,139  16,201
Effect of dilutive securities:
    Preferred Stock                                       1,000
    Stock options                                           371
    Warrant                                               4,214
                                                         ------

Denominator for diluted earnings (loss)
per share                                       23,347   23,865  23,139  16,201
                                                ------   ------  ------  ------
Basic earnings (loss) per share               $  (0.02) $  0.01 $ (0.04) $(0.01)
                                                ------   ------   ------ ------
Diluted earnings (loss) per share             $  (0.02) $  0.01 $ (0.04) $(0.01)
                                                ------   ------   ------  ------

3.   Long-term Debt and Short-term Borrowings


Long-term debt consists of the following:

                                                       June 30,     December 31,
                                                         2001           2000
                                                       -------      -----------

Obligation under sale/leaseback payable through
  February 2011, with interest imputed at a
  weighted-average rate of 13.9% for 2001 and
  2000, respectively                                   $4,692,000    $4,644,000

Term loan payable through March 2003. Loan bears
  interest at prime plus 1.5% (8.25% at June 30,
  2001 and  11.00%  at December 31, 2000)               1,125,000     1,275,000

Obligation under capital leases payable through 2002,
  with interest imputed at a rate of 8.5% for 2001        136,000            -

Term loan payable through June 2005.  Loan bears
  interest at prime plus 1.5% (8.25% at June 30,
  2001)                                                   300,000            -
                                                       ----------     ---------
                                                        6,253,000     5,919,000
Less current maturities                                   692,000       524,000
                                                       ----------     ---------
                                                       $5,561,000    $5,395,000
                                                       ==========    ==========


     The  Revolving  Credit,   Term  Loan  and  Security  Agreement  (the  "Loan
Agreement"), dated as of March 6, 2000, between the Company and PNC Bank, National Association ("PNC Bank") provides for a total credit facility of $14,500,000, of which $13,000,000 is a working capital revolving credit facility with an initial three-year term expiring on March 6, 2003. The amount of available credit is determined by the level of certain eligible receivables and inventories. The line of credit bears interest at the prime rate, 6.75% at June 30, 2001. Additionally, the Loan Agreement contains various covenants including a financial covenant that generally requires the Company to maintain a fixed charge coverage ratio (as defined in the Loan Agreement) of .7 to 1 for the period ending June 30, 2000 and 1.1 to 1 thereafter. As of June 30, 2001 the Company was in violation of this financial covenant. On August 14, 2001, PNC Bank issued a waiver with respect to June 30, 2001 and amended the financial covenant for September 30, 2001 to .75 to 1. The Loan Agreement also includes a term loan in the amount of $1,500,000 to be repaid in 4 equal quarterly installments of $75,000, 23 monthly installments of $25,000 and a final payment of $625,000 due at maturity on March 6, 2003. The term loan bears interest at the prime rate plus 1.5 percent (8.25% at June 30, 2001) which is due monthly. The outstanding balance of the term loan obligation was $1,125,000 at June 30, 2001. The Loan Agreement is subject to customary event of default and acceleration provisions and is collateralized by substantially all of the Company's assets.

     The Company at June 30, 2001 had total borrowings under its working capital credit facility of $8,526,000, with remaining availability of approximately $661,000.

     On May 31, 2001, in connection with the Aviv acquisition (see Note 7), the Company and PNC Bank amended the Loan Agreement to provide for a second term loan in the amount of $300,000. This second term loan is repayable in 48 monthly installments of $6,250 and bears interest at the prime rate plus 1.5% (8.25% at June 30, 2001).

4.   Convertible Redeemable Preferred Stock


     On March 6, 2000, in connection with Andlinger Capital XXVI LLC's ("Andlinger Capital XXVI") investment in the Company, the Company issued to Axess Corporation ("Axess") 1,000 shares of convertible redeemable preferred stock with a $1,000 per share liquidation preference, redeemable over a five year period. Each such preferred share is subject to mandatory redemption at $1,000 per share, or convertible at the holder's option into 1,000 shares of the Company's common stock.

     On May 2, 2001, Axess converted 200 shares of the preferred stock into 200,000 shares of common stock of the Company. At June 30, 2001, eight hundred shares of preferred stock remain outstanding. Subsequently on July 2, 2001, Axess transferred these shares to State Farm Mutual Automobile Insurance Company ("State Farm") (See Note 8).

     The mandatory redemption dates for the remaining 800 shares of convertible redeemable preferred stock are as follows:

     Date           No. of Shares of Preferred Stock           Price/Share                 Total
---------------     ----------------------------------     --------------------   ----------------

March 6, 2002                200                                 1,000                   200,000
March 6, 2003                200                                 1,000                   200,000
March 6, 2004                200                                 1,000                   200,000
March 6, 2005                200                                 1,000                   200,000
                             ---                                 -----                   -------
                             800                                                        $800,000



5.   Operating Segments/Foreign Operations and Geographic Information

     The Company's three reportable segments are Domestic, Europe, and the Far East. Summarized financial information concerning the Company's reportable segments is shown below:

         (In thousands)                  Domestic                Europe            Japan           Consolidated
         ------------------------- -------------------- --------------------- ---------------- ----------------------

         Trade Sales:
              6/30/01                       8,822                 3,174            3,045                 15,041
              6/30/00                       8,717                 3,120            2,590                 14,427
         Intercompany Sales:
               6/30/01                      3,134                   442                0                      -
               6/30/00                      2,656                   634                0                      -
         Operating Income:
              6/30/01                         149                 (236)              270                    183
              6/30/00                       1,041                 (372)             (10)                    659
         Total Assets:
              6/30/01                      22,387                 4,592            4,249                 31,228
              12/31/00                     17,737                 4,419            4,636                 26,792
         Depreciation and Amortization (including Goodwill and Intangibles):
              6/30/01                         436                    43               18                    497
              6/30/00                         411                    71                9                    491


     Sales between geographic areas are priced on a basis that yields an appropriate rate of return based on assets employed, risk and other factors.

6.   Protein Solutions Acquisition

     Effective November 17, 2000, the Company acquired all of the issued and outstanding capital stock of PSI Holding Corporation, a Virginia corporation ("PSI"), and its wholly-owned subsidiaries, Protein Solutions, Inc., a Virginia corporation and its affiliate Protein Solutions Ltd., a corporation organized under the laws of England and Wales, when PSI merged with and into PSI Acquisition Corp., a wholly-owned subsidiary of the Company ("Acquisition Sub"), pursuant to a Merger Agreement (the "Merger Agreement"), dated as of November 20, 2000. PSI was acquired for approximately $525,000 cash and approximately 680,000 shares of Rheometric common stock. Upon consummation of the merger, Acquisition Sub changed its name to Protein Solutions Holdings, Inc. The acquisition was accounted for using the purchase method of accounting. Accordingly, the net assets were allocated based upon their fair values at the acquisition's effective date of November 17, 2000. The Company's condensed consolidated statements of operations do not include the revenues and expenses of PSI prior to this date. The excess of the purchase price over the fair value of the net assets acquired (goodwill) of approximately $2,356,000 is being amortized on a straight-line basis over 40 years.

     In conjunction with this transaction, Andlinger Capital XXVI exercised warrants for the purchase of one million shares of common stock of the Company at an exercise price of $1.00 per share. These warrants were acquired by Andlinger Capital XXVI in March of 2000 in connection with its equity investment in the Company. A portion of the one million dollars received by the Company upon such exercise was applied to the cash portion of the purchase price of PSI.

7.   Aviv Instruments Acquisition

     Effective May 31, 2001, the Company, through its wholly-owned subsidiary, Tel Acquisition Corp., a Delaware corporation ("Tel Acquisition") acquired all of the issued and outstanding capital stock of Aviv Instruments, Inc. a New Jersey corporation, and Aviv Associates, Inc., a New Jersey corporation (collectively, the "Aviv Companies"), pursuant to a Merger Agreement (the "Merger Agreement"), dated as of May 31, 2001, pursuant to which the Aviv Companies merged with and into Tel Acquisition. In exchange for all of the issued and outstanding capital stock of the Aviv Companies, the Company issued to the stockholders of the Aviv Companies 805,882 shares of the Company's common stock. Upon consummation of the merger, Tel Acquisition changed its name to Aviv Instruments, Inc. ("Aviv Instruments"). In addition, the Company and Aviv Instruments made cash payment of approximately $1,221,000 to pay off existing indebtedness of the Aviv Companies, approximately $1,145,000 of which was owed to the stockholders of the Aviv Companies or their affiliates. The acquisition was accounted for using the purchase method of accounting. Accordingly, the net assets were allocated based upon their fair values at the acquisitions effective date of May 31, 2001. The Company's condensed consolidated statement of operations do not include the revenues and expenses of Aviv Instruments, Inc. prior to the acquisition date. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately $2,808,000 and is being amortized over 40 years.

8.   Transfer of Shares

     On July 2,  2001,  State  Farm  acquired  from  Axess  6,422,933  shares of
Rheometric Scientific common stock along with 800 shares of the Company's convertible redeemable preferred stock. Subsequent to such transfer, State Farm exercised its right to convert such 800 shares of preferred stock into 800,000 shares of common stock. The total shares acquired by State Farm (including as outstanding the 800,000 shares issuable upon conversion of the 800 shares of convertible redeemable preferred stock) represents approximately 30% of the outstanding common stock of the Company.

9.   Cancellation of Indebtedness.


     On March 6, 2000 in conjunction with the Andlinger transaction, the Company issued to Axess a subordinated promissory note in the principal amount of $1,000,000 payable upon the sale of one of the Company's product lines. In the absence of this sale, repayment began on March 31, 2001 in the amount of $50,000 per quarter plus accrued interest on the unpaid balance at a rate of 6% per annum. One payment for $50,000 was made. The entire unpaid principal and interest balance is due and payable on February 28, 2006.

     On September 28, 2001 Axess converted $200,000 of the principal balance along with accrued interest of $30,000 into 65,762 shares of the Company's common stock. As a result, the Company and Axess executed an amended and restated subordinated promissory note for the remaining amount of $750,000 payable upon the sale of one of the Company's product lines. In the absence of this sale, repayment is to begin on June 30, 2002 in the amount of $50,000 per quarter plus accrued interest on the unpaid balance at a rate of 6% per annum. Interest begins to accrue as of April 1, 2002. The entire unpaid principal and interest balance is due and payable on February 28, 2006.

                                1,429,644 Shares

                         [LOGO: RHEOMETRIC SCIENTIFIC]

                                  Common Stock


                               P R O S P E C T U S


                              [____________], 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The expenses to be paid by Rheometric Scientific in connection with the distribution of the securities being registered are as follows:


                                                                 Amount (1)
                                                                 ---------------
 Securities and Exchange Commission Registration Fee.........  $  1,410.77
 Accounting Fees and Expenses................................    14,000.00
 Legal Fees and Expenses.....................................    75,000.00
 Transfer Agent and Registrar Fees and Expenses..............         0.00
 Printing and Engraving Expenses.............................     3,000.00
 Miscellaneous Fees and Expenses.............................       500.00
                                                               -----------------
    Total.................................................     $ 93,910.77
                                                               =================


(1)  All amounts are estimates except the SEC filing fee.

Item 15.  Indemnification of Directors and Officers

     Under Section 145 of the General Corporation Law of the State of Delaware, Rheometric Scientific, has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. Our Bylaws provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

     Our Certificate of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors' fiduciary duty of care to Rheometric Scientific and its stockholders. These provisions do not eliminate the directors' duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to Rheometric Scientific, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     Prior to the effective date of the Registration Statement, we entered into agreements with our directors and certain of our executive officers that require Rheometric Scientific to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of Rheometric Scientific or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Rheometric Scientific and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

     We have obtained a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Rheometric Scientific pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Rheometric Scientific in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits and Financial Statement Schedules

         (a)      Exhibits

Exhibit No.   Document
-----------   --------

2.1 Securities Purchase Agreement, dated as of February 17, 2000, by and between Rheometric Scientific, Inc., Andlinger Capital XXVI LLC and Axess Corporation, incorporated by reference to Exhibit
              2.1 to the Company's Current Report on Form 8-K filed on March 21, 2000.

2.2           Merger Agreement, dated as of November 20, 2000, among Sheridan D.
              Snyder, Robert P. Collins, Jr., PSI Holding Corporation, Rheometric Scientific, Inc., and PSI Acquisition Corp., incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on November 29, 2000.

2.3 Merger Agreement, dated as of May 31, 2001, among the individuals listed on Schedule A thereto as Company Shareholders, Aviv Instruments, Inc., Aviv Associates, Inc., Rheometric Scientific, Inc. and Tel Acquisition Corp., incorporated by reference to
              Exhibit 2.1 to the Company's Current Report on Form 8-K filed on June 4, 2001.

3.1 Certificate of Incorporation of Rheometric Scientific, Inc., incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2000.

3.2 Bylaws of Rheometric Scientific, Inc., as amended, incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2000.

4.1 Specimen Certificate representing Common Stock of Rheometric, Scientific, Inc., incorporated by reference to the exhibits to the Company's Registration Statement on Form S-1, File No. 33-807 filed on October 10, 1985.

4.2 Warrant to Purchase 132,617 shares Common Stock of Rheometric Scientific, Inc. issued to RSI (NJ) QRS 12-13, Inc., incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K filed on March 11, 1996.

4.3 Warrant to Purchase 331,543 shares of Common Stock of Rheometric Scientific, Inc. issued to RSI (NJ) QRS 12-13, Inc., incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K filed on March 11, 1996.


5.1 Opinion of Dechert as to the legality of the shares of common stock being registered.

10.1 Rheometric Scientific, Inc. 1996 Stock Option Plan, incorporated by reference to Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996.

10.2 Rheometric Scientific, Inc. 2000 Stock Option Plan, incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

10.3 Revolving Credit, Term Loan and Security Agreement, dated as of March 6, 2000, by and among PNC Bank, National Association, as agent and a lender, and Rheometric Scientific, Inc. and certain subsidiaries thereof, as borrowers, incorporated by reference to
              Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

10.4 First Amendment to the Revolving Credit, Term Loan and Security Agreement, dated as of August 31, 2000, incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

10.5 Second Amendment to the Revolving Credit, Term Loan and Security Agreement, dated as of March 16, 2001, incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

Exhibit No.   Document
-----------   --------

10.6 Third Amendment of the Revolving Credit, Term Loan and Security Agreement, dated as of May 31, 2001, incorporated by reference to
              Exhibit 10.1 to the Company's Current Report on Form 8-K filed on June 4, 2001.

10.7 Lease Agreement by and between RSI (NJ) QRS 12-13, Inc., and Rheometric Scientific, Inc. dated as of February 23, 1996, incorporated by reference to Exhibit 5 to the Company's Current Report on Form 8-K filed on March 11, 1996.

10.8 Subordination Agreement between Axess Corporation and RSI (NJ) QRS 12-13, Inc., incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-K dated filed on April 16, 1996.

10.9          First Amendment to Lease Agreement dated June 10, 1996 between RSI
              (NJ) QRS 12-13, Inc. and Rheometric Scientific, Inc. incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K filed on May 19, 1997.

10.10 Second Amendment to Lease Agreement dated February 20, 1997 between RSI (NJ) QRS 12-13, Inc. and Rheometric Scientific, Inc. incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K filed on May 19, 1997.

10.11 Amendment Letter dated May 6, 1997 by RSI (NJ) QRS-12-13, Inc., amending paragraphs 7 and 8 of Exhibit D to the Lease Agreement dated as of February 23, 1996, incorporated by reference to
              Exhibit 10.15 to the Company's Annual Report on Form 10-K filed on May 19, 1997.

10.12 Landlord Agreement and Amendment of Lease, dated as of March 6, 2000, by among RSI (NJ) QRS 12-13, Inc., Rheometric Scientific, Inc. and Axess Corporation.

10.13 Registration Rights Agreement, dated as of March 6, 2000, as amended and restated as of September 28, 2001, by and among Rheometric Scientific Inc., Andlinger Capital XXVI, Axess Corporation, State Farm Mutual Automobile Insurance Company, Trustee Under the Revocable Trust of R. Michael Hendricks, and Robert E. Davis.

10.14 Stockholders' Agreement, dated as of March 6, 2000, by and between Rheometric Scientific Inc., Andlinger Capital XXVI and Axess Corporation, incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed on March 21, 2000.

10.15 Voting Agreement, dated as of February 17, 2000, by and between Rheometric Scientific Inc., Andlinger Capital XXVI and Axess Corporation, incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed on March 21, 2000.


10.16 Employment Agreement, dated as of August 27, 2001, by and between Rheometric Scientific, Inc. and Paul Mangano.

10.17 Amended and Restated Subordinated Promissory Note, dated as of September 28, 2001, by Rheometric Scientific, Inc. to Axess Corporation.

21.1 Subsidiaries of Rheometric Scientific, Inc., incorporated by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.


23.1          Consent of Dechert (included in Exhibit 5).

23.2          Consent of PricewaterhouseCoopers LLP.*

23.3          Consent of Mahoney Cohen & Company, CPA, P.C.*

24.1          Power of Attorney (included on signature page).*


--------------------
* Previously filed.

         (b)      Financial Statement Schedules

                  None.

     Schedules other than those listed above have been omitted since they are not required or are not applicable or the required information is shown in the financial statements or related notes. Columns omitted from schedules filed have been omitted since the information is not applicable.

Item 17. Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The  undersigned registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Piscataway, New Jersey, on the 8th day of November, 2001

                                               RHEOMETRIC SCIENTIFIC, INC.



                                                By:/s/ Joseph Musanti
                                                   -----------------------------
                                                   Joseph Musanti
                                                   Vice President of Finance and
                                                   Chief Financial Officer



     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                      Title                           Date
       ---------                      -----                           ----

/s/ Robert M. Castello    Chairman, Chief Executive Officer    November 8, 2001
---------------------     and Director (principal executive
Robert M. Castello        officer)

/s/ Joseph Musanti        Vice President of Finance and        November 8, 2001
---------------------     Chief Financial Officer (principal
Joseph Musanti            financial and accounting officer)

          *               Director                             November 8, 2001
---------------------
Merrick G. Andlinger

          *               Director                             November 8, 2001
---------------------
Mark F. Callaghan

          *               Director                             November 8, 2001
---------------------
Robert K. Prud'homme

          *               Director                             November 8, 2001
---------------------
David R. Smith




* Attorney-in-Fact

/s/ Joseph Musanti
---------------------
Joseph Musanti

                                  EXHIBIT INDEX

Exhibit No.   Document
-----------   --------

2.1 Securities Purchase Agreement, dated as of February 17, 2000, by and between Rheometric Scientific, Inc., Andlinger Capital XXVI LLC and Axess Corporation, incorporated by reference to Exhibit
              2.1 to the Company's Current Report on Form 8-K filed on March 21, 2000.

2.2           Merger Agreement, dated as of November 20, 2000, among Sheridan D.
              Snyder, Robert P. Collins, Jr., PSI Holding Corporation, Rheometric Scientific, Inc., and PSI Acquisition Corp., incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on November 29, 2000.

2.3 Merger Agreement, dated as of May 31, 2001, among the individuals listed on Schedule A thereto as Company Shareholders, Aviv Instruments, Inc., Aviv Associates, Inc., Rheometric Scientific, Inc. and Tel Acquisition Corp., incorporated by reference to
              Exhibit 2.1 to the Company's Current Report on Form 8-K filed on June 4, 2001.

3.1 Certificate of Incorporation of Rheometric Scientific, Inc., incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2000.


3.2 Bylaws of Rheometric Scientific, Inc., as amended, incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2000.

4.1 Specimen Certificate representing Common Stock of Rheometric Scientific, Inc., incorporated by reference to the exhibits to the Company's Registration Statement on Form S-1, File No. 33-807 filed on October 10, 1985.

4.2 Warrant to Purchase 132,617 shares Common Stock of Rheometric Scientific, Inc. issued to RSI (NJ) QRS 12-13, Inc., incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K filed on March 11, 1996.

4.3 Warrant to Purchase 331,543 shares of Common Stock of Rheometric Scientific, Inc. issued to RSI (NJ) QRS 12-13, Inc., incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K filed on March 11, 1996.

5.1 Opinion of Dechert as to the legality of the shares of common stock being registered.

10.1 Rheometric Scientific, Inc. 1996 Stock Option Plan, incorporated by reference to Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1996.

10.2 Rheometric Scientific, Inc. 2000 Stock Option Plan, incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

10.3 Revolving Credit, Term Loan and Security Agreement, dated as of March 6, 2000, by and among PNC Bank, National Association, as agent and a lender, and Rheometric Scientific, Inc. and certain subsidiaries thereof, as borrowers, incorporated by reference to
              Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

10.4 First Amendment to the Revolving Credit, Term Loan and Security Agreement, dated as of August 31, 2000, incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

10.5 Second Amendment to the Revolving Credit, Term Loan and Security Agreement, dated as of March 16, 2001, incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

10.6 Third Amendment of the Revolving Credit, Term Loan and Security Agreement, dated as of May 31, 2001, incorporated by reference to
              Exhibit 10.1 to the Company's Current Report on Form 8-K filed on June 4, 2001.

Exhibit No.   Document
-----------   --------

10.7 Lease Agreement by and between RSI (NJ) QRS 12-13, Inc., and Rheometric Scientific, Inc. dated as of February 23, 1996, incorporated by reference to Exhibit 5 to the Company's Current Report on Form 8-K filed on March 11, 1996.

10.8 Subordination Agreement between Axess Corporation and RSI (NJ) QRS 12-13, Inc., incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-K filed on April 16, 1996.

10.9          First Amendment to Lease Agreement dated June 10, 1996 between RSI
              (NJ) QRS 12-13, Inc. and Rheometric Scientific, Inc. incorporated by reference to Exhibit 10.12 to the Company's Annual Report on Form 10-K filed on May 19, 1997.

10.10 Second Amendment to Lease Agreement dated February 20, 1997 between RSI (NJ) QRS 12-13, Inc. and Rheometric Scientific, Inc. incorporated by reference to Exhibit 10.13 to the Company's Annual Report on Form 10-K filed on May 19, 1997.

10.11 Amendment Letter dated May 6, 1997 by RSI (NJ) QRS-12-13, Inc., amending paragraphs 7 and 8 of Exhibit D to the Lease Agreement dated as of February 23, 1996, incorporated by reference to
              Exhibit 10.15 to the Company's Annual Report on Form 10-K filed on May 19, 1997.


10.12 Landlord Agreement and Amendment of Lease, dated as of March 6, 2000, by among RSI (NJ) QRS 12-13, Inc., Rheometric Scientific, Inc. and Axess Corporation.

10.13         Registration  Rights  Agreement,  dated as of March  6,  2000,  as amended and restated as of September 28, 2001, by and among Rheometric Scientific Inc., Andlinger Capital XXVI, Axess Corporation, State Farm Mutual Automobile Insurance Company, Trustee Under the Revocable Trust of R. Michael Hendricks, and Robert E. Davis.

10.14 Stockholders' Agreement, dated as of March 6, 2000, by and between Rheometric Scientific Inc., Andlinger Capital XXVI and Axess Corporation, incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed on March 21, 2000.

10.15 Voting Agreement, dated as of February 17, 2000, by and between Rheometric Scientific Inc., Andlinger Capital XXVI and Axess Corporation, incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed on March 21, 2000.

10.16 Employment Agreement, dated as of August 27, 2001, by and between Rheometric Scientific, Inc. and Paul Mangano.

10.17 Amended and Restated Subordinated Promissory Note, dated as of September 28, 2001, by Rheometric Scientific, Inc. to Axess Corporation.

21.1 Subsidiaries of Rheometric Scientific, Inc., incorporated by reference to Exhibit 21.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

23.1          Consent of Dechert (included in Exhibit 5).

23.2          Consent of PricewaterhouseCoopers LLP.*

23.3          Consent of Mahoney Cohen & Company, CPA, P.C.*

24.1          Power of Attorney (included on signature page).*

_______________________
* Previously filed.